Exhibit 3.1

THE COMPANIES LAW

EXEMPTED COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

CHINA DIGITAL TV HOLDING CO., LTD.

(adopted by special resolution passed on 8 May 2007)

1.	NAME

The name of the Company is China Digital TV Holding Co., Ltd.

2.	REGISTERED OFFICE

The Registered Office of the Company shall be at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

3.	OBJECTS

Subject to the following provisions of this Memorandum, the objects for which the Company is established are unrestricted.

4.	POWERS

Subject to the following provisions of this Memorandum, the Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit, as provided by Section 27(2) of The Companies Law.

5.	NO BUSINESS WITHIN CAYMAN ISLANDS

Nothing in this Memorandum shall permit the Company to carry on a business for which a licence is required under the laws of the Cayman Islands unless duly licensed.

6.	CONTRACT SIGNING IN CAYMAN ISLANDS

The Company shall not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this clause shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

7.	LIMITATION OF LIABILITY

The liability of each member is limited to the amount from time to time unpaid on such member’s shares.

8.	AUTHORIZED CAPITAL

The authorized capital of the Company is US$50,000 divided into 100,000,000 shares of a nominal or par value of US$0.0005 each.

9.	CLASSES AND NUMBER OF SHARES

The authorized capital is made up of two classes of shares divided into:

(i)	91,400,000 ordinary shares of par value US$0.0005 per share (“Ordinary Shares”); and

(ii)	8,600,000 series A preferred shares, par value US$0.0005 per share (“Preferred Shares”).

The Ordinary Shares and the Preferred Shares are collectively referred to as the “Capital Shares” of the Company.

Preferred Shares, once repurchased or otherwise acquired by the Company or converted into Ordinary Shares pursuant to the provisions of this Memorandum of Association, shall be cancelled and shall not be re-issued.

10.	DESIGNATIONS, POWERS, PREFERENCES, ETC. OF SHARES

(1)	Dividends. No dividend, whether in cash, in property, in shares of the Company or otherwise, shall be paid on any class or series of shares of the Company for ten years after the closing under the SAIF Purchase Agreement, until the Qualified IPO or unless and until a dividend in like amount is first declared and paid in full on the Preferred Shares on an as-if-converted basis.

(2)	Liquidation

(a)	In the event of a liquidation, winding-up or dissolution of the Company, or at the election of the Investor, a merger, acquisition or sale of voting control of the Company in which its members do not retain a majority of the voting power in the surviving entity, a sale of all or substantially all of the Company Group’s assets or the exclusive licensing of substantially all of the Company Group’s Intellectual Properties (each a “Liquidation Event”), distributions to the members of the Company shall be made in the following manner:

(i)

Each holder of Preferred Shares shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the Ordinary Shares, or any other class or series of shares of the Company, by reason of their ownership of such shares, the amount equal to 200% of the Original

Series A Issue Price per share (as said price may be adjusted for combinations, consolidations, subdivisions, or share splits or the like with respect to such shares) for each Preferred Share then held by such holder, plus all declared but unpaid dividends on such Preferred Shares (collectively, the “Series A Preference Amount”);

All declared and unpaid dividends on Preferred Shares shall be calculated up to and including the date of commencement of the Liquidation Event. If, upon the occurrence of a Liquidation Event, the assets and funds available to be distributed among the holders of Preferred Shares shall be insufficient to permit the payment to such holders of the Series A Preference Amount, then the entire assets and funds of the Company legally available for distribution to such holders shall be distributed rateably among the holders of the Preferred Shares according to the number of Preferred Shares owned by each such holder.

(ii)	After payment has been made to the holders of the Preferred Shares of the full Series A Preference Amount to which they are entitled pursuant to paragraph (i) of this clause 10(2)(a), the remaining assets of the Company available for distribution to members shall be distributed rateably among the holders of Capital Shares of the Company.

(b)	The value of securities and property paid or distributed in specie pursuant to this clause 10(2) shall be computed at fair market value at the time of payment to the Company or at the time made available to members, all as determined by mutual agreement between the Company and the holders of a majority of the issued and outstanding Preferred Shares, provided that (i) if such securities are listed on any established stock exchange or a national market system, their fair market value shall be the closing sales price for such securities as quoted on such system or exchange (or the largest such exchange) for the date the value is to be determined (or if there are no sales for such date, then for the last preceding business day on which there were sales), and (ii) if such securities are regularly quoted by a recognized securities dealer but selling prices are not reported, their fair market value shall be the mean between the high bid and low asked prices for such securities on the date the value is to be determined (or if there are no quoted prices for such date, then for the last preceding business day on which there were quoted prices). If the Company and the holders of a majority of the issued and outstanding Preferred Shares cannot reach agreement as to the fair market value of the securities and property paid or distributed pursuant to this clause 10(2), then the fair market value of such securities and property shall be determined by an investment banking firm of international standing mutually acceptable to the Company and the holders of a majority of the issued and outstanding Preferred Shares.

(c)	Nothing hereinabove set forth shall affect in any way the right of each holder of the Preferred Shares to convert such shares at any time and from time to time into Ordinary Shares in accordance with clause 10(4) hereof. Any holder of the Preferred Shares may expressly condition any such conversion upon the closing or consummation of a specific anticipated Liquidation Event, in which case the conversion shall take effect immediately prior to and conditional upon such closing or consummation.

(3)	Voting Rights

(a)	In General. Except as otherwise specifically provided hereunder: (i) the holder of each Ordinary Share issued and outstanding shall have one vote in respect of each Ordinary Share held, and (ii) the holder of each Preferred Share shall be entitled to the number of votes equal to the number of Ordinary Shares into which such Preferred Share could be converted at the record date for determination of the members entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of members is solicited, in each case such votes to be counted together with all other shares of the Company having general voting power and not separately as a class. The holders of Preferred Shares shall not, however, be permitted to have any fractional voting rights. Holders of Ordinary Shares and Preferred Shares shall be entitled to notice of any meeting of members in accordance with this Memorandum and the Articles. The holders of the Preferred Shares and the Ordinary Shares shall vote together and not as a separate class, except as otherwise specifically required by this Memorandum and the Articles.

(b)	Election of Directors

(i)	The number of persons comprising the Board shall be five. The Ordinary Shareholders (other than SAIF and the Capital Shareholders) shall be entitled to nominate, and to remove from office and replace, three persons (including the Dongguan Representative) to act as directors of the Company. Each of the Founders, the Investors and the Capital Shareholders agrees that, at each meeting of the shareholders of the Company called for the purpose of electing the Company’s Board, it shall procure Dongguan Huarong BVI and Beijing Huakai BVI (and any other Person who are the legal and/or beneficial shareholders of the Company) who are entitled to vote to vote all of its shares in the issued share capital of the Company, as follows:

Prior to the Qualified IPO, SAIF shall be entitled to nominate, and to remove from office and replace one person to act as a director of the Board of the Company if and for so long as it holds at least 10% of the issued and outstanding Preferred Shares. After the Qualified IPO, SAIF shall be entitled to nominate, and to remove from office and replace one person to act as a director of the Board of the Company if and for so long as it holds at least 10% of the Ordinary Shares (assuming the conversion of all issued Series A Preferred Shares). The director(s) of the Company nominated by SAIF pursuant to the foregoing provisions are herein referred to as the “SAIF Representative(s)”. The SAIF Representative(s) shall have the right to appoint alternates or proxies to attend any meeting of the Board and to vote on SAIF’s behalf on matters put before the Board.

(ii)	CIPEF IV shall be entitled to nominate, and to remove from office and replace, one person to act as a director of the Board of the Company if and for so long as the Capital Shareholders in the aggregate hold at least 10% of the Ordinary Shares (assuming the conversion of all issued Series A Preferred Shares). The director of the Company nominated by CIPEF IV pursuant to the foregoing provisions is herein referred to as the “Capital Representative”. The Capital Representative shall have the right to appoint alternates or proxies to attend any meeting of the Board and to vote on CIPEF IV’s behalf on matters put before the Board.

(iii)	Dongguan Huarong BVI shall be entitled to nominate, and to remove from office and replace, one person to act as a director of the Board of the Company if and for so long as Dongguan Huarong BVI holds at least 10% of the Ordinary Shares (assuming the conversion of all issued Series A Preferred Shares). The director of the Company nominated by Dongguan Huarong BVI pursuant to the foregoing provisions is herein referred to as the “Dongguan Representative”. The Dongguan Representative shall have the right to appoint alternates or proxies to attend any meeting of the Board and to vote on Dongguan Huarong BVI’s behalf on matters put before the Board.

(iv)	Of the number of directors the Company is entitled to nominate, remove and replace in the WFOE and Novel Tongfang, each of SAIF, Dongguan Huarong BVI and CIPEF IV shall be entitled to nominate, and to remove from office and replace, a number of directors of the WFOE and Novel Tongfang which is proportionate to SAIF’s, Dongguan Huarong BVI’s and CIPEF IV’s representation on the Board to the closest extent possible.

(v)	The SAIF Representative, the Capital Representative, the Dongguan Representative, the Chairman of the Company and the Chief Executive Officer of the Company shall have the right to act as directors of the Board following a Qualified IPO in accordance with the applicable terms of their directorships.

(c)	Protective Provisions

In addition to any other rights provided by law and this Memorandum and the Articles, prior to a Qualified IPO, in addition to any other rights provided by law and the provisions of the Articles of Association or Memorandum of Association of the Company, subject to the laws of the Cayman Islands, consent of the holders holding, collectively, more than fifty percent of the sum of (i) Ordinary Shares issuable upon conversion of the Preferred Shares held by SAIF on the date of the Amended and Restated Shareholders Agreement (including shares issuable upon exercise of the Warrant) and (ii) Ordinary Shares held by the Capital Shareholders on the date of the Amended and Restated Shareholders Agreement that were swapped for shares in the BVI Company pursuant to the Swap Agreement which shares in the BVI Company were originally acquired from SAIF pursuant to the SAIF SPIA shall be required for any action (whether by amendment of the Memorandum of Association or Articles of Association of any member of the Company Group or otherwise, and whether in a single transaction or a series of related transactions) that approves or effects any of the following transactions involving any member of the Company Group:

(i)	Alter or change the rights, preferences or privileges of the Preferred Shares or creates (by reclassification or otherwise) any new class or series of shares having rights, preferences or privileges senior to or on a parity with the Series A Preferred Shares;

(ii)	Sell or issue any equity or debt security or warrant, option or other right to purchase any equity or debt security (with the exception of any shares issued pursuant to the ESOP or upon conversion of the Preferred Shares);

(iii)	Declare or pay any dividend or distribution or otherwise results in the redemption or repurchase of any equity security;

(iv)	Make or result in any acquisitions, sale of Control or assets, merger, consolidation, joint venture or partnership arrangements or incorporate any subsidiary or pass any resolution relating to reduction of share capital, dissolution or liquidation, save for the acquisition of 25% equity interest in China EPG, on or prior to September 18, 2004, for a consideration of RMB14,822,500 plus interest which is calculated in accordance with the share transfer agreement entered into between Beijing Novel and China International Television General Company ( ) in September 2003;

(v)	Effect a recapitalization, reclassification, split-off, spin-off or bankruptcy of the Company;

(vi)	Sell, mortgage, pledge, lease, transfer or otherwise dispose of any of the Company’s assets which are (i) outside the ordinary course of business or (ii) in excess of US$10,000 per item unless it is included in the then approved budget with the exception of inventory and notes receivable (or as the board of directors of the Company, with the consent of the SAIF Representative(s) (if any), shall otherwise determine);

(vii)	Approve or amend any quarterly and annual budget, business plan and operating plan (including any capital expenditure budget, operating budget and financing plan); such approval shall be required before the Company can continue operations at the beginning of each quarter;

(viii)	Engage in any business materially different from that described in the then current business plan, change the name of the Company or cease any business undertaking of the Company;

(ix)	Incur any indebtedness or assume any financial obligation or issue, assume, guarantee or create any liability for borrowed money in excess of US$100,000 (or as the board of directors of the Company, with the consent of the SAIF Representative(s) (if any), shall otherwise determine) in aggregate at any time outstanding unless such liability is incurred pursuant to the then current business plan or in the then approved budget;

(x)	Engage or enter into any transaction or agreement with any of the Company’s Affiliates, members or other related parties which are (i) outside the ordinary course of business or (ii) on terms less favorable than those provided by or to unrelated third parties under similar circumstances;

(xi)	Increase or decrease the authorized size of the board of directors of the Company or any committee thereof;

(xii)	Appoint, terminate or determine the compensation of the Chief Executive Officer, President, Chief Operation Officer, Chief Financial Officer and Chief Technology Officer of the Company Group;

(xiii)	Approve, amend or administer the ESOP, including setting the operational benchmarks for the phased implementation of the ESOP;

(xiv)	Transfer or sell any of the Company Group’s Intellectual Properties;

(xv)	Change materially the accounting methods or policies from US GAAP or appoint or change the auditors to one that is not one of the Big-four Accounting Firms;

(xvi)	Amend or waive any provision of the Memorandum or Articles of Association or Bye-Laws; and

(xvii)	Select the listing stock exchange or the underwriters for an initial public offering or approve the valuation and terms and conditions for the initial public offering.

(d)	Amending Restructuring Agreements. Each of the Company, Beijing Novel, Novel DTV and the Founders jointly and severally undertakes to SAIF that without the unanimous consent of the Board of the Company, they will not take any action or pass any resolution or do anything to authorize or carry out any amendment to the arrangements, contractual or otherwise, made pursuant to the Plan of Restructuring.

(e)	Each of Mr Zhu Jianhua and Mr Lu Zengxiang joint and severally undertakes to SAIF that he will use his best endeavors to procure any shareholders of Dongguan Huarong and Beijing Huakai who has or will become the shareholders of Dongguan Huarong BVI and Beijing Huakai BVI to be in compliance with the Amended and Restated Shareholders Agreement.

(f)	Prior to a Qualified IPO, the Shareholders agree (i) not to amend or waive any provision of the Memorandum of Association and Articles of Association of the Company or any other charter documents of the Company or any other member of the Company Group without the prior written consent of the Capital Shareholders and SAIF and Dongguan Huarong BVI with the exception of (A) adjusting the Conversion Ratio (as defined in the Memorandum and Articles of Association) from one to 0.9055556 and (B) removing the relevant sections in relation to the removal of the redemption rights of Preferred Shares and (ii) if SAIF no longer holds a majority of the Series A Preferred Shares outstanding immediately after the completion of the closing under the SAIF SPIA, then no member of the Company Group shall take any action described in Schedule 1 hereto without the prior written consent of the Capital Shareholders (the “Capital Consent Rights”); provided that, the Capital Shareholders hold in the aggregate over 10% of the shareholding in the Company at such time; provided further that, if a holder of Series A Preferred Shares other than SAIF has the consent rights set forth in clause 10(3)(c), then the Capital Consent Rights shall only include items (i), (ii), (iv)(a), (v), (xii) and (xvii) of Schedule 1 hereto provided that the Capital Shareholders hold in the aggregate over 10% of the shareholding in the Company at such time.

(g)

The Members confirm and agree, and shall take all necessary actions to ensure, that any dividends or other distributions approved or declared by the BVI Company or the Company after 16 November 2006 (excluding, for the avoidance of doubt, the US$11.3 million dividends which were approved on 8 November 2006 by the board of directors of the BVI Company for holders of record of the BVI Company prior to the Closing Date) shall have a record of the BVI Company date which is after the Closing Date, such that each Ordinary Shareholder and each Preferred Shareholder following the Closing shall be entitled to receive any dividends and other distributions approved or declared by the BVI Company or the Company on or after the date hereof.

(3)A	The Members confirm and agree that:

(a)	in the event of any restructuring of the Company and/or its Subsidiaries in preparation for a Qualified IPO or otherwise (including but not limited to the introduction of one or more holding companies at one or more levels above the Company (each, a “New Holdco”)), the Members’ rights and obligations in a New Holdco in which the Members hold equity interests shall be substantially similar to their rights and obligations in the Company under the Amended and Restated Shareholders Agreement and the Articles of Association and Memorandum of Association of the Company on the IPO Restructuring Date;

(b)	the Members’ right and obligations in the Company shall be substantially similar to their rights and obligations in the BVI Company under the BVI Shareholders Agreement and the BVI Memorandum and Articles immediately prior to the IPO Restructuring Date; and

(c)	any restructuring or other actions contemplated and/or performed under this clause 10(3)A will be done in a manner that results in non-recognition of gain by shareholder for United States federal income tax purposes.

(4)	Conversion. Subject to the provisions of this Memorandum and the Articles, the holders of Preferred Shares shall have conversion rights as follows:

(a)	Right to Convert. Each Preferred Share shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Company or any transfer agent for such Preferred Share as follows:

0.9055556 share of Preferred Share (including the Preferred Shares to be issued upon exercise of the Warrant and the Additional Warrant) – shall be convertible into one fully-paid and non-assessable Ordinary Share (the “Conversion Ratio”). The Conversion Ratio shall be subject to adjustment as provided in accordance with clause 10(4)(d).

(b)

Automatic Conversion. Each Preferred Share shall automatically be converted into Ordinary Shares at the then effective applicable Conversion Ratio upon the closing of the Company’s first firm commitment, underwritten public offering of Ordinary Shares in connection with which Ordinary Shares or the shares of a company (“Listco”) of which the Company is a wholly owned subsidiary established for the purpose of listing are listed and become publicly traded on the Hong Kong Stock Exchange, the Nasdaq National Market or an internationally recognized securities exchange acceptable to SAIF, for which approval for listing and trading has been duly obtained and which shares are issued or transferred in consideration of the acquisition of the Ordinary Shares or the shares of the Listco meeting the following two conditions (any such offering or issuance, a “Qualified IPO”): i) at a pre-offering, the valuation of the Company or the Listco is at least US$100,000,000; and ii) such listing shall result in aggregate proceeds to the Company or the Listco in excess of US$25,000,000 (before deduction of underwriters’ commissions and expenses) (the “Automatic Conversion”).

(c)	Mechanics of Conversion. No fractional Ordinary Shares shall be issued upon conversion of the Preferred Shares. All Ordinary Shares (including any fractions thereof) to be issued upon conversion of more than one Preferred Share by a holder thereof shall be aggregated for purposes of determining whether the issuance would result in the issuance of any fractional share. In lieu of any fractional shares to which the holder thereof would otherwise be entitled, the Company shall pay to such holder cash equal to such fraction calculated in accordance with the then effective Conversion Ratio.

Before any holder of the Preferred Shares shall be entitled to convert the same into full Ordinary Shares and to receive certificates therefor, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Preferred Shares, and shall give written notice to the Company at such office that he or she elects to convert the same; provided, however, that in the event of an Automatic Conversion pursuant to clause 10(4)(b), the outstanding Preferred Shares shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent, and provided further that the Company shall not be obligated to issue certificates evidencing the Ordinary Shares to be issued upon such Automatic Conversion unless the certificates evidencing such Preferred Shares are either delivered to the Company or its transfer agent as provided above, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen, or destroyed. Upon the occurrence of any Automatic Conversion, holders of the Preferred Shares shall, however, surrender their certificate or certificates therefor as soon as practicable at the office of the Company or of any transfer agent for the Preferred Shares.

The Company shall, as soon as practicable after such delivery, or such notification in the case of a lost, stolen, or destroyed certificate, issue and deliver at such office to such holder of the Preferred Shares, a certificate or certificates for the number of Ordinary Shares to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional Ordinary Shares. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Preferred Shares to be converted, or such notification in the case of a lost, stolen, or destroyed certificate, or in the case of Automatic Conversion, on the date of, and immediately prior to, the closing of the Qualified IPO and the person or persons entitled to receive the Ordinary Shares to be issued upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares at such time.

(d)	Adjustments to Conversion Ratio

(i)	Adjustments for Dividends, Splits, Subdivisions, Combinations, or Consolidation of Ordinary Shares. In the event the issued and outstanding Ordinary Shares shall be increased by a share dividend payable in Ordinary Shares, share split, subdivision, or the like into a greater number of Ordinary Shares, or in the event the outstanding Ordinary Shares shall be decreased by a reverse share split, combination, consolidation, or the like into a lesser number of Ordinary Shares, the Conversion Ratio then in effect shall, concurrently with the effectiveness of such event, be correspondingly and proportionately adjusted.

(ii)

Adjustments for Other Distributions. In the event the Company at any time or from time to time makes any distribution to its holders of Ordinary Shares only payable in securities of the Company other than Ordinary Shares and other than as otherwise adjusted in this clause 10(4), then and in each such event provision shall be made so that the holders of Preferred Shares shall receive upon conversion thereof, in addition to the number of Ordinary Shares receivable thereupon, the amount of securities of the Company which they would have received had their Preferred Shares been converted into Ordinary Shares immediately prior to the relevant record date or on the date of such distribution and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this clause 10(4) with respect to the rights of the holders of Preferred Shares. If the Company shall make a distribution payable to its holders of Ordinary Shares only in securities of other persons, evidence of indebtedness of the Company or other persons, assets (excluding cash dividends) or options or rights not referred to in this clause 10(4)(d)(ii), the holders of Preferred Shares shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of Ordinary Shares into which their Preferred Shares are convertible as of the record date fixed for determination of the holders of Ordinary Shares entitled to receive such distribution.

(iii)	Adjustments for Reclassification, Exchange and Substitution. If the Ordinary Shares to be issued upon conversion of the Preferred Shares shall be changed into the same or a different number of shares of any other class or classes, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares provided for above), the Conversion Ratio then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Preferred Shares shall be convertible into, in lieu of the number of Ordinary Shares which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes equivalent to the number of shares of such other class or classes into which the Ordinary Shares that would have been subject to receipt by the holders of Preferred Shares upon conversion of such Preferred Shares would have been changed into immediately before that change.

(iv)	Adjustments on Issuance of Additional Equity Securities

In the event that the Company (and/or Novel DTV, so long as Novel DTV is part of the Company Group) issues additional equity securities (“Additional Equity Securities”) at an Adjusted Price Per Share less than the amount obtained by multiplying the Adjusted Purchase Price by a fraction of six divided by five, the Conversion Ratio shall be adjusted accordingly so as to ensure that SAIF’s acquisition of the Company’s shares under the SAIF Purchase Agreement shall be at an aggregate purchase price per share of the Company not more than the Adjusted Price Per Share of issue of such Additional Equity Securities to any subsequent purchasers and shall enjoy the terms no less favourable than any subsequent purchaser may have, except for issuances (i) pursuant to the ESOP; (ii) upon conversion of the Preferred Shares or upon exercise of outstanding options or warrants; (iii) as a dividend or distribution on the Preferred Shares; or (iv) in connection with any share split, share dividend, recapitalization or similar transaction for which proportional adjustments are made.

For the purpose of making any adjustment to the Conversion Ratio under this sub-clause, the consideration received by the Company for any issue or sale of Ordinary Shares shall be computed:

(A)	to the extent it consists of cash, as the amount of cash received by the Company before deduction of any offering expenses payable by the Company and any underwriting or similar commissions, compensation, or concessions paid or allowed by the Company in connection with such issue or sale;

(B)	to the extent it consists of property other than cash, at the fair market value of that property as determined in good faith by the Company’s Board; and

(C)	if Ordinary Shares are issued or sold together with other shares or securities or other assets of the Company for a consideration which covers both, as the portion of the consideration so received that may be reasonably determined in good faith by the board of directors to be allocable to such Ordinary Shares.

If the Company (1) grants any rights or options to subscribe for, purchase, or otherwise acquire Ordinary Shares, or (2) issues or sells any security convertible or exchangeable into Ordinary Shares, then, in each case, the price per Ordinary Share to be issued on the exercise of the rights or options or the conversion of the securities will be determined by dividing the total amount, if any, received or receivable by the Company as consideration for the granting of the rights or options or the issue or sale of the convertible securities, plus the minimum aggregate amount of additional consideration payable to the Company on exercise or conversion of the securities, by the maximum number of Ordinary Shares to be issued on the exercise of conversion. Such granting or issue or sale will be considered to be an issue or sale for cash of the maximum number of Ordinary Shares to be issued on exercise or conversion at the price per share determined under this clause 10(4)(d)(iv), and the Conversion Ratio will be adjusted as above provided to reflect (on the basis of that determination) the issue or sale. No further adjustment of such Conversion Ratio will be made as a result of the actual issuance of Ordinary Shares on the exercise of any such rights or options or the conversion of any such convertible securities.

Upon the redemption or repurchase of any such securities or the expiration or termination of the right to convert into, exchange for, or exercise with respect to Ordinary Shares, the Conversion Ratio will be readjusted to such ratio as would have been obtained had the adjustment made upon their issuance been made upon the basis of the issuance of only the number of such securities as were actually converted into, exchanged for, or exercised with respect to Ordinary Shares. If the conversion or exchange rate provided for in any such security changes at any time, then, upon such change becoming effective, the Conversion Ratio then in effect will be readjusted forthwith to such ratio as would have been obtained had the adjustment made upon the issuance of such securities been made upon the basis of (1) the issuance of only the number of Ordinary Shares therefor actually delivered upon the conversion, exchange or exercise of such securities, and (2) the granting or issuance, at the time of such change, of any such securities then still outstanding for the consideration, if any, received by the Company therefor and to be received on the basis of such changed rate.

(v)	Application of the Conversion Ratio

The Conversion Ratio is used to calculate the number of Conversion Shares to be issued to SAIF for the exercise of SAIF’s right for conversion of its Preferred Shares to Ordinary Shares. The number of the Conversion Shares to be issued to SAIF is the quotient of:

number of Preferred Shares held by SAIF divided by the Conversion Ratio

(e)	No Impairment. The Company will not, by amendment of this Memorandum and the Articles or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of this clause 10(4) and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Preferred Shares against impairment.

(f)	Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Ratio pursuant to this clause 10(4), the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof, and furnish to each holder of Preferred Shares subject to such adjustment or readjustment, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request of any holder of Preferred Shares, at the cost of the Company, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the applicable Conversion Ratio then in effect, and (iii) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of such series of Preferred Shares.

(g)	Notices of Record Date. In the event that the Company shall propose at any time:

(i)	to declare any dividend or distribution upon its Ordinary Shares or other class or series of shares, whether in cash, property, shares, or other securities, and whether or not a regular cash dividend;

(ii)	to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

(iii)	to effect any reclassification or recapitalization of its Ordinary Shares outstanding involving a change in the Ordinary Shares; or

(iv)	to merge or consolidate with or into any other corporation, or sell, lease, or convey all or substantially all its property, assets or business, or a majority of the Capital Shares of the Company, the exclusive licensing of all or substantially all of its intellectual property, or to liquidate, dissolve, or wind up;

(v)	then, in connection with each such event, the Company shall send to the holders of Preferred Shares:

(A)	at least 30 days’ prior written notice of the date on which a record shall be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of Ordinary Shares shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in subparagraphs (iii) and (iv) of this clause 10(4)(g); and

(B)	in the case of the matters referred to in subparagraphs (iii) and (iv) of this clause 10(4)(g), at least 30 days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Ordinary Shares shall be entitled to exchange their Ordinary Shares for securities or other property deliverable upon the occurrence of such event or the record date for the determination of such holders if such record date is earlier).

Each such written notice shall be delivered personally or given by first class mail, postage prepaid, addressed to the holders of Preferred Shares at the address for each such holder as shown on the books of the Company.

(h)	Issue Taxes. The Company shall pay any and all issue and other taxes (other than income taxes) that may be payable in respect of any issue or delivery of Ordinary Shares on conversion of Preferred Shares pursuant hereto.

11.	CONTINUATION

The Company may exercise the power contained in the Companies Law to deregister in the Cayman Islands and be registered by way of continuation in another jurisdiction.

12.	DEFINITIONS

The meanings of words in this Memorandum and Articles are as defined in the Articles of Association annexed hereto.

Capitalized terms not defined in the Articles or in this Memorandum shall have the meaning ascribed to them in the Amended and Restated Shareholders Agreement. If such capitalized terms are not defined in the Amended and Restated Shareholders Agreement, then such terms shall have the meaning ascribed to them in the China Capital SPIA or the SAIF SPIA.

13.	CONFLICT BETWEEN AGREEMENTS AND MEMORANDUM OR ARTICLES

In the event of any conflict between the provisions of this Memorandum or the Articles and the terms of the Amended and Restated Shareholders Agreement and/or the China Capital SPIA and/or SAIF SPIA, the terms of the Amended and Restated Shareholders Agreement and/or the China Capital SPIA and/or the SAIF SPIA shall prevail to the extent that they do not themselves conflict with the provisions of Cayman Islands law generally.

SCHEDULE 1

LIST OF CAPITAL APPROVAL MATTERS

(i)	Alter or change the rights, preferences or privileges of any class of stock (including the Preferred Shares) or create (by reclassification or otherwise) any new class or series of shares having rights, preferences or privileges senior to or on a parity with the Series A Preferred Shares or senior to the Ordinary Shares;

(ii)	Sell or issue any equity security or warrant, option or other right to purchase any equity security (with the exception of any shares issued pursuant to the ESOP or upon conversion of the shares of the Preferred Shares);

(iii)	Declare or pay any dividend or distribution or otherwise which results in the redemption or repurchase of any equity security;

(iv)	(a) pass any resolution relating to reduction of share capital, dissolution or liquidation or (b) make or undertake any action that results in a sale of Control an acquisition of assets, merger, consolidation, joint venture or partnership arrangements or incorporation of any subsidiary, in the case of each transaction described in this clause (iv) other than a sale of Control, that is outside the ordinary course of business, has a value greater than 25% of the enterprise value of the Company Group and is not included in the then approved budget;

(v)	Effect a recapitalization, reclassification, split-off, spin-off or bankruptcy of the Company;

(vi)	Sell, mortgage, pledge, lease, transfer or otherwise dispose of any of the Company’s assets which have a value greater than 25% of the enterprise value of the Company Group;

(vii)	Approve any capital expenditure or investment in excess of US$25,000,000 per annum;

(viii)	Engage in any business outside the digital television industry in the PRC, change the name of the Company or cease any business undertaking of the Company;

(ix)	Incur any indebtedness or assume any financial obligation or issue, assume, guarantee or create any liability for borrowed money in excess of US$25,000,000;

(x)	Engage or enter into any transaction or agreement with any of the Company’s Affiliates, Shareholders or other related parties which are (i) outside the ordinary course of business or (ii) on terms less favorable than those provided by or to unrelated third parties under similar circumstances;

(xi)	Increase or decrease the authorized size of the board of directors of the Company or any committee thereof;

(xii)

Appoint, terminate or determine the compensation of the Chief Executive Officer and Chief Financial Officer of the Company Group; provided that, in the event that the post of Chief Executive Office or Chief Financial Officer (a “Senior Officer”) of the Company Group falls vacant for any reason and the Capital Shareholders do not consent to the appointment of a replacement

Senior Officer nominated by the Board, such office shall be held by one of the following persons until such time as the Capital Shareholders consent in writing to the appointment of a replacement Senior Officer nominated by the Board: (A) the second-most senior executive or financial officer of the Company Group, as applicable and (B) if no person holds the office of second-most senior executive or financial officer of the Company Group, as applicable, the third-most senior executive or financial officer of the Company Group, as applicable;

(xiii)	Amend the ESOP;

(xiv)	Approve (i) the granting of unallocated stock options under the existing ESOP if the exercise price per share is less than the purchase price per sale share under the China Capital SPIA and (ii) the adoption of any future ESOP.

(xv)	Transfer or sell any of the Company Group’s material Intellectual Properties, to the extent that such transfer or sale would materially change the business of any member of the Company Group from that described in the current business plan;

(xvi)	Change materially the accounting methods or policies from US GAAP or appoint or change the auditors to one that is not one of the Big-four Accounting Firms;

(xvii)	Amend or waive any provision of the Memorandum or Articles of Association or Bye- Laws; and

(xviii)	Select the listing stock exchange or the underwriters for an initial public offering or approve the valuation and terms and conditions for the initial public offering.

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

CHINA DIGITAL TV HOLDING CO., LTD.

(adopted by special resolution passed on 8 May 2007)

TABLE OF CONTENTS

Table A
INTERPRETATION
1. Definitions	1

SHARES
2. Power to Issue Shares	16
3. Redemption and Purchase of Shares	19
4. Rights Attaching to Shares	20
5. Calls on Shares	20
6. Joint and Several Liability to Pay Calls	20
7. Forfeiture of Shares	20
8. Share Certificates	21
9. Fractional Shares	22

REGISTRATION OF SHARES
10. Register of Members	22
11. Registered Holder Absolute Owner	22
12. Transfer of Registered Shares	23
13. Transmission of Registered Shares	35

ALTERATION OF SHARE CAPITAL
14. Power to Alter Capital	37
15. Variation of Rights Attaching to Shares	37

DIVIDENDS AND CAPITALISATION
16. Dividends	38
17. Power to Set Aside Profits	38
18. Method of Payment	39
19. Capitalisation	39

MEETINGS OF MEMBERS
20. Annual General Meetings	40
21. Extraordinary General Meetings	40
22. Requisitioned General Meetings	40
23. Notice	40
24. Giving Notice	41
25. Postponement of General Meeting	42
26. Participating in Meetings by Telephone	42
27. Quorum at General Meetings	42
28. Chairman to Preside	42
29. Voting on Resolutions	42
30. Power to Demand a Vote on a Poll	43
31. Voting by Joint Holders of Shares	44
32. Instrument of Proxy	44
33. Representation of Corporate Member	45
34. Adjournment of General Meeting	45
35. Written Resolutions	45
36. Directors Attendance at General Meetings	46

DIRECTORS AND OFFICERS
37. Election of Directors	46
38. Number of Directors	46
39. Term of Office of Directors	47
40. Alternate Directors	47
41. Removal of Directors	49
42. Vacancy in the Office of Director	49
43. Remuneration of Directors	49
44. Defect in Appointment of Director	50
45. Directors to Manage Business	50
46. Powers of the Board of Directors	50
Page II

47. Register of Directors and Officers	51
48. Officers	52
49. Appointment of Officers	52
50. Duties of Officers	52
51. Remuneration of Officers	52
52. Conflicts of Interest	52
53. Indemnification and Exculpation of Directors and Officers	53

MEETINGS OF THE BOARD OF DIRECTORS
54. Board Meetings	53
55. Notice of Board Meetings	54
56. Participation in Meetings by Telephone	54
57. Quorum at Board Meetings	54
58. Board to Continue in the Event of Vacancy	54
59. Chairman to Preside	54
60. Written Resolutions	54
61. Validity of Prior Acts of the Board	55

CORPORATE RECORDS
62. Minutes	55
63. Register of Mortgages and Charges	55
64. Form and Use of Seal	56

ACCOUNTS
65. Books of Account	56
66. Financial Year End	58

AUDITS
67. Audit	59
68. Appointment of Auditors	59
69. Remuneration of Auditors	59
70. Duties of Auditor	59
71. Access to Records	59

VOLUNTARY WINDING-UP AND DISSOLUTION
72. Winding-Up	60

CHANGES TO CONSTITUTION
73. Changes to Articles	60
74. Changes to the Memorandum of Association	60
75. Discontinuance	60

Page III

China Digital TV Holding Co., Ltd.

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

CHINA DIGITAL TV HOLDING CO., LTD.

(adopted by special resolution passed on 8 May 2007)

Table A

The regulations in Table A in the First Schedule to the Law (as defined below) do not apply to the Company.

INTERPRETATION

1.	Definitions

1.1	In these Articles, the following words and expressions shall, where not inconsistent with the context, have the following meanings, respectively:

Additional Equity Securities	has the meaning set forth in clause 10(4)(d)(iv) of the Memorandum;

Additional Warrant	means an instrument of warrant in a form to be approved by SAIF pursuant to which the Company grants to SAIF or its affiliated companies or funds to purchase additional Preferred Shares for US$3,000,000;

Adjusted Price Per Share	means the quotient of (1) sum of the total purchase prices of the Additional Equity Securities of the Company (and/or Novel DTV, so long as Novel DTV is part of the Company Group) issued to the purchaser of such securities and the designee or an Affiliate of such purchaser and (2) the number of shares of the Company issued to such purchaser;

Adjusted Purchase Price	means US$5,000,000 divided by the number of Ordinary Shares to be issued upon the conversion of Preferred Shares held by SAIF as at the date of closing of the SAIF Purchase Agreement, subject to any adjustment to (i) the Conversion Ratio under the terms of the Memorandum; (ii) share numbers due to share splits, share dividends, recapitalizations and the likes and (iii) pursuant to the anti-dilution provisions under the terms of the Memorandum and these Articles, (excluding any Shares issued to SAIF pursuant to the exercise of the Warrant and the Additional Warrant);

China Digital TV Holding Co., Ltd.

Affiliate	means, in respect of a Person, any other Person if it directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the other specified Person;

Alternate Director	an alternate director appointed in accordance with these Articles;

Amended and Restated Shareholders Agreement	means the shareholders agreement dated 8 May 2007 entered into among Beijing Novel, Novel DTV, the Company, the BVI Company, Dongguan Huarong BVI, Beijing Huakai BVI, SAIF, CIPEF IV and CGPE IV and other shareholders of the Company;

Articles	these Articles of Association as altered from time to time;

Auditor	includes an individual or partnership;

Automatic Conversion	has the meaning set forth in clause 10(4)(b) of the Memorandum;

Available Drag Shares	means, immediately prior to a sale under Article 12.5(9), the number of Ordinary Shares (on an as converted basis) equal to the sum of (x) the number of Class B Restricted Shares and Class C Restricted Shares subject to the sale under Article 12.5(8), (y) the number of Class A Restricted Shares in which the Capital Shareholders may require to be sold under Article 12.5(9) in the same sale as the Class B Restricted Shares and the Class C Restricted Shares and (z) the number of Ordinary Shares (on an as converted basis) held by the Capital Shareholders;

Beijing Huakai	means Beijing Shiji Huakai Science and Technology Co., Ltd., a limited liability company formed under the laws of the PRC;

Beijing Huakai BVI	means China Cast Investment Holdings Limited or such other name as it may adopt, an international business company formed under the laws of the British Virgin Islands;

China Digital TV Holding Co., Ltd.

Beijing Novel	means Beijing Novel Tongfang Information Engineering Co., Ltd., a limited liability company formed under the laws of the PRC;

Board	the board of directors appointed or elected pursuant to these Articles and acting at a meeting of directors at which there is a quorum or by written resolution in accordance with these Articles;

Big-four Accounting Firm	means PricewaterhouseCoopers, KPMG, Ernst & Young and Deloitte Touche Tohmatsu, including their respective successors;

BVI Company	means China Digital TV Technology Co. Ltd, a British Virgin Islands company and 100% direct subsidiary of the Company;

BVI Memorandum and Articles	means the memorandum of association and articles of association of the BVI Company;

BVI Shareholders Agreement	means the Amended and Restated Shareholders Agreement of the BVI Company, dated 16 November 2006, and terminated on the IPO Restructuring Date;

Capital Observer	has the meaning set forth in clause 10(3)(b)(ii) of the Memorandum;

Capital Representative	has the meaning set forth in Article 40.1 of these Articles;

Capital Shareholder	means (i) CIPEF IV, (ii) CGPE IV, (iii) any Person directly or indirectly wholly-owned by CIPEF IV or CGPE IV, and (iv) another fund managed by Capital International, Inc. or one of the The Capital Group Companies, Inc. affiliated investment managers, for so long as any Person referred to above holds shares in the Company;

CGPE IV	Capital International Private Equity Fund IV, L.P., a limited partnership organized under the laws of the State of Delaware of the U.S.;

China Digital TV Holding Co., Ltd.

China Capital SPIA	means the share purchase and investment agreement dated 16 November 2006 entered into between CIPEF IV, CGPE IV, China Capital Investment Holdings Limited, the owners of China Capital Investment Holdings Limited, Novel Tongfang Information Co. Ltd., Dongguan Huarong Science and Technology Co. Ltd. and Beijing Shixun Science and Technology, Ltd;

CIPEF IV	CGPE IV, L.P., a limited partnership organized under the laws of the State of Delaware of the U.S.;

Class A Restricted Shares	means (a) 8,600,000 Series A Preferred Shares held by SAIF immediately following the IPO Restructuring Date (and all Ordinary Shares issuable upon conversion of all such Series A Preferred Shares) (the “Original A Restricted Shares”) and (b) such number of New Securities issued by the Company representing a percentage of such New Securities equal to the percentage ownership in the Company represented by the Original A Restricted Shares (on an as converted basis) immediately prior to the issuance of such New Securities (the “Newly Issued A Restricted Shares”), in the case of (a) and (b), as adjusted for any share splits, share dividends, combinations and other events affecting share capital; provided that such Newly Issued A Restricted Shares shall constitute Class A Restricted Shares regardless of whether SAIF or any other Person subscribes for such Newly Issued A Restricted Shares; provided further that, for the avoidance of doubt, all Original A Restricted Shares and all Newly Issued A Restricted Shares that are Transferred by SAP or any other Person shall continue to constitute Class A Restricted Shares;

Class B Restricted Shares	means (a) 8,000,000 Ordinary Shares owned by Dongguan Huarong BVI immediately following the IPO Restructuring Date (the “Original B Restricted

China Digital TV Holding Co., Ltd.

Shares”) and (b) such number of New Securities issued by the Company representing a percentage of such New Securities equal to the percentage ownership in the Company represented by the Original B Restricted Shares (on an as converted basis) immediately prior to the issuance of such New Securities (the “Newly Issued B Restricted Shares”), in the case of (a) and (b), as adjusted for any share splits, share dividends, combinations and other events affecting share capital; provided that such Newly Issued B Restricted Shares shall constitute Class B Restricted Shares regardless of whether Dongguan Huarong BVI or any other Person subscribes for such Newly Issued B Restricted Shares; provided further that, for the avoidance of doubt, all Original B Restricted Shares and all Newly Issued B Restricted Shares that are Transferred by Dongguan Huarong BVI or any other Person shall continue to constitute Class B Restricted Shares;

Class C Restricted Shares	means 1,200,000 Ordinary Shares held by Dongguan Huarong BVI immediately following the IPO Restructuring Date (as adjusted for any share splits, share dividends, combinations and other events affecting share capital); provided that, for the avoidance of doubt, all Class C Restricted Shares that are Transferred by Dongguan Huarong BVI or any other Person shall continue to constitute Class C Restricted Shares;

Class D Restricted Shares	means (a) 9,496,960 Ordinary Shares owned in the aggregate by the Capital Shareholders immediately following the IPO Restructuring Date (the “Original D Restricted Shares”) and (h) such number of New Securities issued by the Company representing a percentage of such New Securities equal to the percentage ownership in the Company represented by the Original D Restricted Shares (on an as converted basis) immediately prior to the issuance of such New Securities (the “Newly Issued D Restricted Shares”), in the case of (a) and

China Digital TV Holding Co., Ltd.

(b), as adjusted for any share splits, dividends, combinations and other events affecting share capital; provided that such Newly Issued D Restricted Shares shall constitute Class D Restricted Shares regardless of whether the Capital Shareholders or any other Person subscribes for such Newly Issued D Restricted Shares; provided further that, for the avoidance of doubt, all Original D Restricted Shares and all Newly Issued D Restricted Shares that are Transferred by the Capital Shareholders or any other Person shall continue to constitute Class D Restricted Shares;

Closing	means the closing of the China Capital SPIA in accordance with the terms thereof, or the closing of the SAIF SPIA in accordance with the terms thereof, as the case may be;

Co-Sale Ratio	with respect to an Investor or a Capital Shareholder, a ratio, (x) the numerator of which is the number of shares of Ordinary Shares (including the number of shares of Ordinary Shares that would be issuable upon the exercise, conversion or exchange of Ordinary Shares Equivalents) owned by such Investor or such Capital Shareholder, as the case may be, on the date of the Transfer Notice and (y) the denominator of which is the total number of shares of Ordinary Shares (including the number of shares of Ordinary Shares that would be issuable upon the exercise, conversion or exchange of Ordinary Shares Equivalents) owned in the aggregate by all Investors exercising the Co-Sale Right, all Capital Shareholders exercising the Co- Sale Right and the Transferring Shareholder, in each case on the date of the Transfer Notice;

Co-Sale Right	has the meaning set forth in Article l8A(2) of these Articles;

Commission	means the United States Securities and Exchange Commission, as constituted from time to time, or any successor agency charged with administering the Securities Act and/or the Exchange Act;

China Digital TV Holding Co., Ltd.

Company	the company for which these Articles are approved and confirmed;

Company Group	means Novel DTV, the Company, the BVI Company, Beijing Centurial NationCast Technology Co. Ltd. WFOE and their respective Subsidiaries from time to time, or any one of them;

Control	means, when used with respect to any Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing;

Conversion Ratio	has the meaning set forth in clause 10(4)(a) of the Memorandum;

Director	a director, including a sole director, for the time being of the Company and shall include an Alternate Director;

Dongguan Huarong	means Dongguan Huarong Science and Technology Co., Ltd, a limited liability company formed under the laws of the PRC;

Dongguan Huarong BVI	means China Capital Investment Holdings Limited or such other name as it may adopt, an international business company formed under the laws of the British Virgin Islands;

Dongguan Representative	has the meaning set forth in section 3.l(e) of the Amended and Restated Shareholders Agreement;

ESOP	means, following the closing of the SAIF Purchase Agreement, an employee share ownership plan to be established by the Company, pursuant to which the Company’s board of directors may grant employees, officers, directors or consultants (each a “Plan Beneficiary”) of the Company options to purchase Ordinary Shares or sell Ordinary Shares to Plan Beneficiaries;

China Digital TV Holding Co., Ltd.

Exempted Shares	means the 2,080 Ordinary Shares held by Dongguan Huarong BVI immediately following the IPO Restructuring Date;

Founders	means Dongguan Huarong BVI, Beijing Huakai BVI, Mr Zhu Jianhua and Mr Lu Zengxiang, collectively. Founders shall also include any shareholders of Dongguan Huarong BVI or Beijing Huakai BVI who has or will become the shareholders of Dongguan Huarong BVI and Beijing Huakai BVI;

Founders’ Holding Companies	means China Capital Investment Holdings Limited, and China Cast Investment Holdings Limited, all are international business companies incorporated under the laws of the British Virgin Islands;

IFRS	means International Financial Reporting Standards;

Intellectual Properties	means any and all (i) patents, all patent rights and all applications therefore and all reissues, reexaminations, continuations, continuations-in-part, divisions, and patent term extensions thereof, (ii) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models, (iii) registered and unregistered copyrights, copyright registrations and applications, author’s rights and works of authorship (including artwork of any kind and software of all types in whatever medium, inclusive of computer programs, source code, object code and executable code, and related documentation), (iv) URLs, web sites, web pages and any part thereof, (v) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications for parts and devices, quality assurance and control procedures, design tools, manuals, research data concerning historic and

China Digital TV Holding Co., Ltd.

current research and development efforts, including the results of successful and unsuccessful designs, databases and proprietary data, (vi) proprietary processes, technology, engineering, formulae, algorithms and operational procedures, (vii) trade names, trade dress, trademarks, domain names, and service marks, and registrations and applications therefore, and (viii) the goodwill of the business symbolized or represented by the foregoing, customer lists and other proprietary information and common-law rights;

Investor(s)	means any of the Preferred Shareholders;

IPO Restructuring Date	shall mean the date that the Members receive shares in the Company in exchange for their shares in the BVI Company pursuant to the Share Exchange Agreement, which shall be the same date for all Members;

Issuance Notice	has the meaning set forth in Article 2.2(2) of these Articles;

Issuance Notice Period	has the meaning set forth in Article 2.2(2) of these Articles;

Law	The Companies Law of the Cayman Islands and every modification, re-enactment or revision thereof for the time being in force;

Liquidation Event	has the meaning set forth in clause 10(2)(a) of the Memorandum;

Listco	has the meaning set forth in clause 10(4)(b) of the Memorandum;

Member/Shareholder	the person registered in the Register of Members as the holder of shares in the Company, and when two or more persons are so registered as joint holders of shares, means the person whose name stands first in the Register of Members as one of such joint holders or all of such persons, as the context so requires;

China Digital TV Holding Co., Ltd.

month	calendar month;

New Securities	means any authorized capital of the Company and any rights, options, or warrants to purchase authorized capital of the Company, and securities of any type whatsoever that are, or may become, convertible into authorized capital of the Company. “New Securities” does not include: (a) Ordinary Shares issuable upon conversion of the Preferred Shares; (b) securities offered to the public pursuant to a Registration Statement in respect of an initial public offering; (c) up to such number of Ordinary Shares, issued or issuable to officers, directors, and employees of, and consultants to, the Company Group under the ESOP; (d) shares issued without consideration pursuant to a share dividend, share split, or similar transaction; and (e) up to 55,556 shares of the Series A Preferred Shares issuable upon the exercise of the Warrant (as defined in the SAIF Purchase Agreement) issued to SAIF;

notice	written notice as further provided in these Articles unless otherwise specifically stated;

Novel DTV	means Beijing Novel Tongfang Digital TV Technology Co., Ltd., a limited liability company formed under the laws of the PRC;

Officer	any person appointed by the Board to hold an office in the Company;

ordinary resolution	a resolution passed at a general meeting (or, if so specified, a meeting of Members holding a class of shares) of the Company by a simple majority of the votes cast, or a written resolution passed by the unanimous consent of all Members entitled to vote;

Ordinary Share Equivalents	means Ordinary Shares, any Series A Preferred Shares and any other equity securities of the Company, and options, warrants or other rights to acquire equity securities of the Company, however described and whether voting or not voting, which are convertible into or exercisable or exchangeable for Ordinary Shares;

China Digital TV Holding Co., Ltd.

Ordinary Shareholder	means any holder of the Ordinary Shares;

Ordinary Shares	means the ordinary shares of par value US$0.0005 each of the Company;

Original Series A Issue Price	means US$0.6628;

Oversubscription Right(s)	has the meaning set forth in Article 2.2(1) of these Articles;

paid-up	paid-up or credited as paid-up;

Person	means any individual, sole proprietorship, partnership, firm, joint venture, estate, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or governmental authority or other entity of any kind or nature;

Preferred Shares	has the meaning set forth in clause 9(ii) of the Memorandum;

Preferred Shareholders	means any holder of the Preferred Shares;

Prohibited Transfer	has the meaning set forth in Article 12.5(5) of these Articles;

Pro Rata Ratio	with respect to any Investor or any Capital Shareholder and a Right of First Refusal, means the ratio of: (a) the total number of Ordinary Share Equivalent held by that Investor or Capital Shareholder to (b) the total number of Ordinary Share Equivalent held by all Investors and all Capital Shareholders who exercise such Right of First Refusal;

Pro Rata Share	with respect to any Investor and any Capital Shareholder and Dongguan Huarong BVI, means the ratio of: (a) the total number of shares of Ordinary Share Equivalent held by that Investor or Capital Shareholder or Dongguan Huarong BVI to (b) the total number of shares of Ordinary Share Equivalent held by all shareholders of the Company;

China Digital TV Holding Co., Ltd.

Put Option	has the meaning set forth in Article 12.5(6) of these Articles;

Qualified IPO	has the meaning set forth in clause 10(4)(b) of the Memorandum;

Register of Directors and Officers	the register of directors and officers referred to in these Articles;

Register of Members	the register of Members referred to in these Articles;

Registered Office	the registered office for the time being of the Company;

Register, Registered, and Registration	means a registration of securities effected by preparing and filing a registration statement on Form F-1, S-1, SB-2, F-3 or S-3 in compliance with the Securities Act, or on any comparable form in connection with a registration in a jurisdiction other than the United States (a “Registration Statement”), and the declaration or ordering of the effectiveness of that Registration Statement by the Commission;

resolution of directors

subject always to any provisions to the contrary in the Memorandum or these Articles, means:

(a)    a resolution approved at a duly constituted meeting of directors or of a committee of directors of the Company by the affirmative vote of a simple majority of the directors present who voted and did not abstain; or

(b)    a resolution consented to in writing by all of the directors and/or their respective alternates or of all the members of the committee, as the case may be;

resolution of members

(a)    a resolution approved at a duly constituted meeting of Members of the Company by the affirmative vote of:

(i)     a simple majority of the votes of the shares which were present at the meeting and were voted and not abstained; or

China Digital TV Holding Co., Ltd.

(ii)    a simple majority of the votes of each class or series of shares which were present at the meeting and entitled to vote thereon as a class or series and were voted and not abstained, and of a simple majority of the votes of the remaining shares entitled to vote thereon which were present at the meeting and were voted and not abstained; or

(b)    a resolution consented to in writing by all of the votes of shares entitled to vote thereon.

Right of First Refusal	has the meaning set forth in Article 12.5(l)(a) of these Articles;

SAIF	means SB Asia Infrastructure Fund L.P., a limited partnership formed under the laws of Cayman Islands;

SAIF Observer	has the meaning set forth in Article 40.1(1) of these Articles;

SAIF Purchase Agreement	means the share purchase agreement dated 25 March 2004 entered into between Beijing Novel, the Founders and SAIF, as amended from time to time;

SAIF Representative	has the meaning set forth in clause 10(3)(b)(i) of the Memorandum;

SAIF Pre-Sale Shares	means the Preferred Shares and Ordinary Shares that were issued in exchange for preferred shares and ordinary shares in the BVI Company pursuant to the Swap Agreement which were held by SAIF (or issued upon conversion of preferred shares held by SAIF) immediately prior to the closing under the SAIF SPIA;

China Digital TV Holding Co., Ltd.

SAIF SPIA	means the share purchase and investment agreement dated 16 November 2006 entered into between SAIF, CIPEF IV and CEPE IV;

Seal	the common seal or any official or duplicate seal of the Company;

Secretary	the person appointed to perform any or all of the duties of secretary of the Company and includes any deputy or assistant secretary and any person appointed by the Board to perform any of the duties of the Secretary;

Securities Act	means the United States Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as from time to time in effect;

Series A Preference Amount	has the meaning set forth in clause 10(2)(a)(i) of the Memorandum;

Series A Preferred Shares	means Series A Preferred Shares in the capital of the Company, of a par value of US$0.0005 each;

share	includes a fraction of a share;

Share Exchange Agreement	mean the agreement dated 8 May 2007 entered into between the shareholders of the BVI Company and the Company relating to a transfer of the entire issued share capital of the BVI Company to the Company;

special resolution	a resolution passed at a general meeting (or, if so specified, a meeting of Members holding a class of shares) of the Company by a majority of not less than two thirds of the vote cast, as provided in the Law, or a written resolution passed by unanimous consent of all Members entitled to vote;

Stock	has the meaning set forth in Article 12.5(l)(a) of these Articles;

China Digital TV Holding Co., Ltd.

SWAP Agreement	mean the agreement dated 8 May 2007 entered into between the shareholders of the BVI Company and the Company;

Transfer Notice	has the meaning set forth in Article 12.5(l)(b) of these Articles;

Transfer Shareholder	has the meaning set forth in Article 12.5(l)(a) of these Articles;

US GAAP	means generally accepted accounting principles in the United States of America applied on a consistent basis;

Warrant	means an instrument of warrant pursuant to which the Company granted to SAIF or its affiliated companies or funds to purchase additional Preferred Shares for US$2,000,000;

WFOE	means Beijing Guangho Digital TV Technology Co. Ltd. ( ) a wholly foreign-owned enterprise established by the Company in Beijing;

written	or any term of like import includes words typewritten, printed, painted, engraved, lithographed, photographed or represented or reproduced by any mode of representing or reproducing works in a visible form, including telecopier, telex, telegram, cable or other form of writing produced by electronic communication;

written resolution	a resolution passed in accordance with Article 35 or 60; and

year	calendar year.

1.2	In these Articles, where not inconsistent with the context:

(a)	words denoting the plural number include the singular number and vice versa;

China Digital TV Holding Co., Ltd.

(b)	words denoting the masculine gender include the feminine and neuter genders;

(c)	words importing persons include companies, associations or bodies of persons whether corporate or not;

(d)	the words:-

(i)	“may” shall be construed as permissive; and

(ii)	“shall” shall be construed as imperative;

(e)	a reference to statutory provision shall be deemed to include any amendment or re-enactment thereof; and

(f)	unless otherwise provided herein, words or expressions defined in the Law shall bear the same meaning in these Articles.

1.3	In these Articles expressions referring to writing or its cognates shall, unless the contrary intention appears, include facsimile, printing, lithography, photography, electronic mail and other modes of representing words in visible form.

1.4	Headings used in these Articles are for convenience only and are not to be used or relied upon in the construction hereof.

SHARES

2.	Power to Issue Shares

2.1	Subject to the provisions of these Articles, the Memorandum, the SAIF Purchase Agreement, the China Capital SPIA, the SAIF SPIA and any resolution of members the unissued shares of the Company shall be at the disposal of the directors who may without prejudice to any rights previously conferred on the holders of any existing shares or class or series of shares, offer, allot, grant options over or otherwise dispose of the shares to such persons, at such times and upon such terms and conditions as the Company may by resolution of directors determine.

2.2	Right of Participation

(1)

Right of Participation and Right of Oversubscription With Respect to New Securities. Subject to the provisions of Articles 2.2(2) and 2.2(3), the Company grants to each Investor, the Capital Shareholders and Dongguan Huarong BVI the right of participation to purchase its Pro Rata Share of New Securities which the Company may, from time to time, propose to issue and sell and the right of oversubscription if any other Investor or Capital Shareholder or Dongguan Huarong BVI elects not to purchase its Pro Rata Share of such New Securities (the “Oversubscription

China Digital TV Holding Co., Ltd.

Right”). The Company shall offer to the Investors and Capital Shareholders and Dongguan Huarong BVI for subscription their Pro Rata Share of the New Securities on the same terms and at the same price at which the Company proposes to sell the New Securities. The New Securities which have not been accepted for subscription by the Investors and Capital Shareholders and Dongguan Huarong BVI who fail to exercise their rights of participation or fail to complete the purchase of their Pro Rata Shares shall first be offered to the Investors and Capital Shareholders and Dongguan Huarong BVI who have exercised their Oversubscription Rights within the Issuance Notice Period pro rata to the number of additional New Securities which such Investors and such Capital Shareholders and Dongguan Huarong BVI have agreed to take up above their Pro Rata Shares. Thereafter the Company shall have the right to sell all remaining New Securities pursuant to Article 2.2(3). Notwithstanding the above, the rights of participation of a Capital Shareholder under this Article 2.2(1) may be assigned to any other Capital Shareholders or any general partner or Affiliate of a Capital Shareholder who does not yet hold any Shares, and the rights of participation of the Investors under this Article 2.2(1) may be assigned to any general partner or Affiliate of the Investor who does not yet hold any Shares.

(2)	Issuance Notice. In the event the Company proposes to issue New Securities, it shall give each Investor and each Capital Shareholder and Dongguan Huarong BVI a written notice (the “Issuance Notice”) of its intention, describing the type of New Securities, the price, the terms upon which the Company proposes to issue the same, and an offer for subscription of the number of shares which that Investor or Capital Shareholder or Dongguan Huarong BVI is entitled to purchase pursuant to Article 2.2(1), and a statement that each Investor and each Capital Shareholder and Dongguan Huarong BVI shall have thirty (30) days from the date of receipt of the Issuance Notice to accept the Issuance Notice (the “Issuance Notice Period”). Within the Issuance Notice Period, each Investor and each Capital Shareholder and Dongguan Huarong BVI may elect to purchase its Pro Rata Share of the New Securities and to exercise its Oversubscription Right for the price and upon the terms specified in the Issuance Notice by: (a) giving written notice to the Company within the Issuance Notice Period, (b) forwarding payment for its Pro Rata Share of New Securities to the Company if immediate payment is required by the terms of the Issuance Notice, and (c) if the Oversubscription Right is exercised, the amount of additional New Securities it agrees to purchase above its Pro Rata Share.

A number of New Securities issued to a party under this Article 2.2(2) shall constitute Class A Restricted Shares, Class B Restricted Shares and Class D Restricted Shares, as the case may be, equal to the product of (A) the ratio

China Digital TV Holding Co., Ltd.

represented by (x) the number of Class A Restricted Shares, Class B Restricted Shares or Class D Restricted Shares, as the case may be, outstanding, over (y) the number of total shares of Ordinary Shares (on an as converted basis) outstanding, in both cases immediately prior to such issuance, and (B) the total number of New Securities in such issuance purchased by such party.

(3)	Sale of New Securities.

(a)	In the event an Investor or a Capital Shareholder or Dongguan Huarong BVI fails to exercise its right of participation within the Issuance Notice Period and subject to the other Investors’, Capital Shareholders’ and Dongguan Huarong BVI’s Oversubscription Rights, the Company shall have 90 days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered by the Issuance Notice shall be closed, if at all, within 60 days after the date of that agreement) to sell the New Securities in respect of which the Investors’, Capital Shareholders’ and Dongguan Huarong BVI’s rights were not exercised, at a price and upon general terms no more favorable to the purchaser of the New Securities than specified in the Issuance Notice. In the event the Company has not sold the New Securities within this 90-day period (or issued and sold New Securities in accordance with the foregoing within 60 days from the date of the agreement), the Company shall not thereafter issue or sell any New Securities without first offering the New Securities to each Investor and each Capital Shareholder and Dongguan Huarong BVI in the manner provided above.

(b)	As a condition precedent to any issuance of New Securities under this Article 2.2(3), such purchaser shall (i) execute a deed of adherence to the Amended and Restated Shareholders Agreement agreeing that a number of New Securities in such issuance purchased by it shall be treated as Class A Restricted Securities, Class B Restricted Securities and Class D Restricted Shares, as the case may be, in the manner set forth in Article 2.2(2) and (ii) become subject to the obligations applicable to Class A Restricted Shares, Class B Restricted Shares and Class D Restricted Shares under the Amended and Restated Shareholders Agreement. Any issuance of New Securities in violation of this Article 2.2(3)(b) shall be null and void ab initio.

China Digital TV Holding Co., Ltd.

3.	Redemption and Purchase of Shares

3.1	Subject to the Law and the other requirements of the Memorandum of Association and these Articles, the Company is authorised to issue shares which are to be redeemed or are liable to be redeemed at the option of the Company or a Member.

3.2	The Company is hereby authorised to make payments in respect of the redemption of its shares out of capital or out of any other account or fund which can be authorised for this purpose in accordance with the Law.

3.3	The redemption price of a redeemable share, or the method of calculation thereof, shall be fixed by the Directors at or before the time of issue.

3.4	Every share certificate representing a redeemable share shall indicate that the share is redeemable.

3.5	Subject to the Law and the other requirements of the Memorandum of Association and these Articles, and with the sanction of an ordinary resolution authorising the manner and terms of purchase, the Directors may on behalf of the Company purchase any share in the Company (including a redeemable share) by agreement with the holder or pursuant to the terms of the issue of the share and may make payments in respect of such purchase in accordance with the law.

3.6	The redemption price may be paid in any manner authorised by these Articles for the payment of dividends.

3.7	A delay in payment of the redemption price shall not affect the redemption but, in the case of a delay of more than thirty days, interest shall be paid for the period from the due date until actual payment at a rate which the Directors, after due enquiry, estimate to be representative of the rates being offered by Class A banks in the Cayman Islands for thirty day deposits in the same currency.

3.8	The Directors may exercise as they think fit the powers conferred on the Company by Section 37(5) of the Law (payment out of capital) but only if and to the extent that the redemption could not otherwise be made (or not without making a fresh issue of shares for this purpose).

3.9	Subject as aforesaid, the Directors may determine, as they think fit all questions that may arise concerning the manner in which the redemption of the shares shall or may be effected.

3.10	No share may be redeemed unless it is fully paid-up.

China Digital TV Holding Co., Ltd.

4.	Rights Attaching to Shares

(a)	Subject to Article 2.1, the Memorandum of Association and any resolution of the Members to the contrary and without prejudice to any special rights conferred thereby on the holders of any other shares or class of shares, the share capital of the Company shall be divided into two classes of shares the rights of which are set out in the Memorandum of Association.

5.	Calls on Shares

5.1	The Board may make such calls as it thinks fit upon the Members in respect of any monies (whether in respect of nominal value or premium) unpaid on the shares allotted to or held by such Members and, if a call is not paid on or before the day appointed for payment thereof, the Member may at the discretion of the Board be liable to pay the Company interest on the amount of such call at such rate as the Board may determine, from the date when such call was payable up to the actual date of payment. The Board may differentiate between the holders as to the amount of calls to be paid and the times of payment of such calls.

5.2	The Company may accept from any Member the whole or a part of the amount remaining unpaid on any shares held by him, although no part of that amount has been called up.

5.3	The Company may make arrangements on the issue of shares for a difference between the Members in the amounts and times of payments of calls on their shares.

6.	Joint and Several Liability to Pay Calls

The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

7.	Forfeiture of Shares

7.1	If any Member fails to pay, on the day appointed for payment thereof, any call in respect of any share allotted to or held by such Member, the Board may, at any time thereafter during such time as the call remains unpaid, direct the Secretary to forward such Member a notice in writing in the form, or as near thereto as circumstances admit, of the following:

Notice of Liability to Forfeiture for Non-Payment of Call

• (the “Company”)

You have failed to pay the call of [amount of call] made on the [ ] day of [ ], 200[ ], in respect of the [number] share(s) [number in figures] standing in your name in the Register of Members of the Company, on the [ ] day of [ ], 200[ ], the day appointed for payment of such call. You are hereby notified that unless you pay such call together with interest thereon at the rate of [ ] per annum computed from the said [ ] day of [ ], 200[ ] at the registered office of the Company the share(s) will be liable to be forfeited.

Dated this [ ] day of [ ], 200[ ]

[Signature of Secretary] By Order of the Board

China Digital TV Holding Co., Ltd.

7.2	If the requirements of such notice are not complied with, any such share may at any time thereafter before the payment of such call and the interest due in respect thereof be forfeited by a resolution of the Board to that effect, and such share shall thereupon become the property of the Company and may be disposed of as the Board shall determine. Without limiting the generality of the foregoing, the disposal may take place by sale, repurchase, redemption or any other method of disposal permitted by and consistent with these Articles and the Law.

7.3	A Member whose share or shares have been forfeited as aforesaid shall, notwithstanding such forfeiture, be liable to pay to the Company all calls owing on such share or shares at the time of the forfeiture and all interest due thereon.

7.4	The Board may accept the surrender of any shares which it is in a position to forfeit on such terms and conditions as may be agreed. Subject to those terms and conditions, a surrendered share shall be treated as if it had been forfeited.

8.	Share Certificates

8.1	Every Member shall be entitled to a certificate under the seal of the Company (or a facsimile thereof) specifying the number and, where appropriate, the class of shares held by such Member and whether the same are fully paid up and, if not, how much has been paid thereon. The Board may by resolution determine, either generally or in a particular case, that any or all signatures on certificates may be printed thereon or affixed by mechanical means.

8.2	If any share certificate shall be proved to the satisfaction of the Board to have been worn out, lost, mislaid, or destroyed the Board may cause a new certificate to be issued and request an indemnity for the lost certificate if it sees fit.

8.3	Share certificates may not be issued in bearer form.

8.4	Each certificate representing shares or securities now or hereafter owned by the shareholders of the Company shall be endorsed with the following legend:

“THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A SHAREHOLDERS AGREEMENT BY AND BETWEEN THE HOLDER HEREOF, THE COMPANY AND CERTAIN OTHER SHAREHOLDERS OF THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

China Digital TV Holding Co., Ltd.

9.	Fractional Shares

The Company may issue its shares in fractional denominations and deal with such fractions to the same extent as its whole shares and shares in fractional denominations shall have in proportion to the respective fractions represented thereby all of the rights of whole shares including (but without limiting the generality of the foregoing) the right to vote, to receive dividends and distributions and to participate in a winding-up.

REGISTRATION OF SHARES

10.	Register of Members

The Board shall cause to be kept in one or more books a Register of Members which may be kept outside the Cayman Islands at such place as the Directors shall appoint and shall enter therein the following particulars:-

(a)	the name and address of each Member, the number, and (where appropriate) the class of shares held by such Member and the amount paid or agreed to be considered as paid on such shares;

(b)	the date on which each person was entered in the Register of Members; and

(c)	the date on which any person ceased to be a Member.

11.	Registered Holder Absolute Owner

11.1	The Company shall be entitled to treat the registered holder of any share as the absolute owner thereof and accordingly shall not be bound to recognise any equitable claim or other claim to, or interest in, such share on the part of any other person.

11.2	No person shall be entitled to recognition by the Company as holding any share upon any trust and the Company shall not be bound by, or be compelled in any way to recognise, (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any other right in respect of any share except an absolute right to the entirety of the share in the holder. If, notwithstanding this Article, notice of any trust is at the holder’s request entered in the Register of Members or on a share certificate in respect of a share, then, except as aforesaid:

(a)	such notice shall be deemed to be solely for the holder’s convenience;

China Digital TV Holding Co., Ltd.

(b)	the Company shall not be required in any way to recognise any beneficiary, or the beneficiary, of the trust as having an interest in the share or shares concerned;

(c)	the Company shall not be concerned with the trust in any way, as to the identity or powers of the trustees, the validity, purposes or terms of the trust, the question of whether anything done in relation to the shares may amount to a breach of trust or otherwise; and

(d)	the holder shall keep the Company fully indemnified against any liability or expense which may be incurred or suffered as a direct or indirect consequence of the Company entering notice of the trust in the Register of Members or on a share certificate and continuing to recognise the holder as having an absolute right to the entirety of the share or shares concerned.

12.	Transfer of Registered Shares

12.1	An instrument of transfer shall be in writing in the form of the following, or as near thereto as circumstances admit, or in such other form as the Board may accept:

Transfer of a Share or Shares

• (the “Company”)

FOR VALUE RECEIVED..........[amount], I, [name of transferor] hereby sell, assign and transfer unto [transferee] of [address], [number] of shares of the Company.

DATED this [ ] day of [ ], 200[ ]

Signed by:	In the presence of:

Transferor	Witness

Transferee	Witness

12.2	Such instrument of transfer shall be signed by or on behalf of the transferor and transferee, provided that, in the case of a fully paid share, the Board may accept the instrument signed by or on behalf of the transferor alone. The transferor shall be deemed to remain the holder of such share until the same has been transferred to the transferee in the Register of Members.

China Digital TV Holding Co., Ltd.

12.3	The Board may refuse to recognise any instrument of transfer unless it is accompanied by the certificate in respect of the shares to which it relates and by such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer.

12.4	The joint holders of any share may transfer such share to one or more of such joint holders, and the surviving holder or holders of any share previously held by them jointly with a deceased Member may transfer any such share to the executors or administrators of such deceased Member.

12.5	Right of First Refusal; Co-Sale Right; Drag Rights

(1)	Right of First Refusal

(a)	Subject to the provisions of Articles 12.5(5) and 12.5(6), if any Ordinary Shareholder other than the Capital Shareholders and their transferees (the “Transferring Shareholder”) proposes to sell or otherwise transfer any Ordinary Shares, Preferred Shares or other Ordinary Share Equivalents of the Company now owned or subsequently acquired by the Transferring Shareholder (the “Stock”) or any interest therein to any Person, then the Investors and the Capital Shareholders shall have a right of first refusal (the “Right of First Refusal”) to purchase all, but not less than all (but subject to Article 12.5(l)(c)) of the Stock proposed to be sold or otherwise transferred, except that the Capital Shareholders will not have Right of First Refusal with respect to the Exempted Shares.

(b)	The Transferring Shareholder shall give a written notice (the “Transfer Notice”) to the Investors and the Capital Shareholders describing fully the proposed transfer, including the number of shares proposed to be transferred, the proposed transfer price, and the name and address of the proposed transferee. The Transfer Notice shall be signed by the Transferring Shareholder, accompanied by a written certification by such Transferring Shareholder that the proposed transferee is a bona fide purchaser and the Transfer Notice constitutes a binding commitment of the Transferring Shareholder and the proposed transferee for the transfer of that Stock subject to the Right of First Refusal of the Investors and the Capital Shareholders.

China Digital TV Holding Co., Ltd.

(c)	Each Investor and each Capital Shareholder shall then have the right to purchase all, but not less than all, of the Stock subject to the Transfer Notice at a price per share equal to the proposed per share transfer price, by delivery of a notice of exercise (each, an “Exercise Notice”) of its Right of First Refusal within thirty (30) days after the date the Transfer Notice (the “Exercise Notice Period”) is delivered to the Investors and the Capital Shareholders. If the Investors and both the Capital Shareholders exercise their Right of First Refusal, then each of the Investors and the Capital Shareholders shall instead purchase its Pro Rata Ratio of the Stock subject to the Transfer Notice in accordance with the terms of this Article 12.5. The Transferring Shareholder shall notify each Investor and each Capital Shareholder who provides an Exercise Notice within 5 days following the earlier of (i) the date of receipt of an Exercise Notice from each Investor and Capital Shareholder or (ii) the termination of the Exercise Notice Period, whether such Investor and such Capital Shareholder, as the case may be, will be purchasing all of the Stock subject to the Transfer Notice or its Pro Rata Ratio of the Stock subject to the Transfer Notice.

(2)

Co-Sale Right. If the Transferring Shareholder proposes to sell or otherwise transfer any Stock or any interest therein to any Person, then each Investor and each Capital Shareholder shall have the right, exercisable upon written notice to the Transferring Shareholder within thirty (30) days after the date the Transfer Notice is delivered to the Investors and the Capital Shareholders, to participate in the sale of Stock on substantially the same terms and conditions as the Transferring Shareholder to the extent of that Investor’s and Capital Shareholder’s Co-Sale Ratio with respect to its Stock (the “Co-Sale Right”), provided, however, such Co-Sale Right does not apply (A) to any sale of Stock to an Investor or a Capital Shareholder pursuant to the exercise of the Right of First Refusal of such Investor or such Capital Shareholder under Article 12.5(1) and (B) in the case of the Capital Shareholders, with respect to the Exempted Shares, provided that such Investor and such Capital Shareholder shall not be required to provide (x) representations and warranties other than with respect to itself and the Shares that it proposes to sell under this Article 12.5(2) or (y) any indemnity or any joint and severable obligation in connection with a sale under this Article 12.5(2). Notice of exercise of a Co-Sale Right shall indicate the number of shares of Stock such Investor or such Capital Shareholder wishes to sell under its Co-Sale Right. Any Investor or any Capital Shareholder may elect to sell all or some of the shares of Stock then held by such Investor or such Capital Shareholder (or issuable upon conversion or exercise of any convertible debt, warrants, or similar securities then held by the Investors and Capital Shareholders) up to that Investor’s and Capital Shareholder’s Co-Sale Ratio with respect to its Stock. To the

China Digital TV Holding Co., Ltd.

extent the Investors and Capital Shareholders exercise their Co-Sale Right in accordance with the terms and conditions set forth in this Article 12.5(2), the Transferring Shareholder may only sell its shares of Stock if the proposed transferee completes the purchase of the shares which the Investors and Capital Shareholders seek to sell pursuant to the exercise of their Co-Sale Right. The Investors shall not have a Co-Sale Right on a Transfer by Dongguan Huarong BVI or any other holder of Series B Restricted Shares or Series C Restricted Shares if Dongguan Huarong BVI or any other Shareholder is Transferring Series B Restricted Shares or Series C Restricted Shares pursuant to Article 12.5(9) (and in compliance with Article 12.5(11) or if any other shareholder is Transferring Shares under a sale contemplated under Article 12.5(9).

(a)	Delivery of Certificates. The Investors and the Capital Shareholders shall effect their participation in the sale by promptly delivering to the Transferring Shareholder for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent the type and number of shares of Stock which the Investors and Capital Shareholders elect to sell.

(b)	Sale Proceeds. The share certificate or certificates that the Investors and the Capital Shareholders deliver to the Transferring Shareholder pursuant to Article 12.5(2)(a) shall be transferred to the prospective purchaser in consummation of the sale of the Stock pursuant to substantially the same terms and conditions as specified in the Transfer Notice, and the Transferring Shareholder shall upon receiving the same from the prospective purchaser concurrently remit to each Investor and each Capital Shareholder that portion of the sale proceeds to which that Investor and Capital Shareholder is entitled by reason of its participation in the sale. To the extent that any prospective purchaser or purchasers prohibits assignment or otherwise refuses to purchase shares or other securities from the Investors or the Capital Shareholders, the Transferring Shareholder shall not sell to the prospective purchaser or purchasers any Stock unless and until, simultaneously with the sale, the Transferring Shareholder purchases those shares or other securities from the Investors and the Capital Shareholders.

(3)

Sale by Transferring Shareholder. Subject to Article 12.5(5), if and to the extent that the Investors and the Capital Shareholders do not exercise their Right of First Refusal or their Co-Sale Right with respect to the sale of all the Stock subject to the Transfer Notice, the Transferring Shareholder may, not later than 60 days following delivery to the Company and the Non-transferring Shareholders of the Transfer Notice, conclude a bona fide transfer of all of

China Digital TV Holding Co., Ltd.

the Stock covered by the Transfer Notice on terms and conditions not more favorable to the transferee or transferor than those described in the Transfer Notice. Any proposed transfer on terms and conditions more favorable than those described in the Transfer Notice, as well as any subsequent proposed transfer of any Stock by the Transferring Shareholder, shall again be subject to the Right of First Refusal and Co-Sale Right of the Investors and the Capital Shareholders and shall require compliance by the Transferring Shareholder with the procedures described in this Article 12.5.

(4)	No Adverse Effect. The Investors’ and the Capital Shareholders’ exercise or non-exercise of the Right of First Refusal or the Co-Sale Right shall not adversely affect their rights to participate in subsequent transfers of Stock by the Transferring Shareholder subject to the provisions of this Article 12.5.

(5)	Prohibited Transfer. Except for a Transfer under Article 12.5(9) (which shall be in compliance with Article 12.5(11)), each of the Founders agrees, and each of the Founders will procure the Company’s directors and officers who have direct or indirect interest in the Company to agree, not to transfer any such interest they hold directly or indirectly without the prior written consent of a majority of the Investors (in the case of the Company’s directors and officers who have direct or indirect interest in the Company, regardless of their employment status with the Company at the time of such transfer). In the event the Transferring Shareholder sells any interest in contravention of the Right of First Refnsal or the Co-Sale Right of the Investors or without the written consent of a majority of the Investors (a “Prohibited Transfer”), the Investors, in addition to other remedies as may be available at law, in equity or hereunder, shall have the put option provided in Article 12.5(6) below, and the Transferring Shareholder shall be bound by the applicable provisions of that put option

(6)	Remedies. In the event of a Prohibited Transfer, the Investors shall have the right to sell to the Transferring Shareholder the type and number of shares of Stock equal to the number of shares of Stock the Investors would have been entitled to transfer to the purchaser had the Prohibited Transfer been effected pursuant to and in compliance with the terms of the Articles (the “Put Option”). This sale shall be made on the following terms and conditions:

(a)	the price per share at which the Stock is to be sold to the Transferring Shareholder shall be equal to the price per share paid in the Prohibited Transfer;

China Digital TV Holding Co., Ltd.

(b)	the Transferring Shareholder shall reimburse the Investors for any and all fees and expenses, including legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Investors’ rights under this Article 12.5;

(c)	within 90 days after the earlier of the dates on which the Investors (i) receive notice of the Prohibited Transfer, or (ii) otherwise become aware of the Prohibited Transfer, the Investors shall, if exercising the Put Option created by this Article 12.5, deliver to the Transferring Shareholder the certificate or certificates representing the Stock to be sold, each certificate to be properly endorsed for transfer;

(d)	the Transferring Shareholder shall, upon receipt of the certificate or certificates for the Stock to be sold by the Investors, pursuant to this Article 12.5, pay the aggregate purchase price therefore and the amount of reimbursable fees and expenses, as specified in Article 12.5, in cash or by other means acceptable to the Investors; and

(e)	notwithstanding the foregoing, any attempt by the Transferring Shareholder to transfer Stock in violation of this Article 12.5 shall be void and the Company agrees it will not effect the transfer nor will it treat any alleged transferee as the holder of the Stock purported to be transferred without the written consent of the Investors unless the Put Option is completed pursuant to this Article 12.5.

(7)	Restrictions on the Transfer of the Preferred Shares

(a)	The Preferred Shares, the Warrant (as defined in the SAIF Purchase Agreement), (as defined in the SAIF Purchase Agreement) or any classes of shares of the Company held by SAIF and Investors are freely transferable, subject to restrictions under applicable laws, under the Amended and Restated Shareholders Agreement and under the SAIF Purchase Agreement, provided, however, that (i) SAIF or Investors, as appropriate, shall give advance written notice to the Company with respect to a proposed transfer of such shares, and (ii) SAIF or Investors, as appropriate, shall not transfer such shares to any of the business competitors of the Company in the Chinese market, without giving the Company a right of first refusal with respect to such transfers and Articles 12.5(1) and (3) shall apply mutatis mutandis with respect to the rights and obligations of the Company and the Investors in relation to such right of first refusal.

China Digital TV Holding Co., Ltd.

(b)	Any preferential treatment provided to the Founders or the management of the Company/Listco regarding the sale of the shares of the Company/Listco at its initial public offering, including but not limited to any direct share program (friends and families program), shall also be applicable to SAIF and the Capital Shareholders to the same extent as provided to the Founders or management shareholders of the Company/Listco.

(8)	Transfers by the Capital Shareholders

Shares held from time to time by any Capital Shareholders are freely transferable, subject to restrictions under applicable law, the Amended and Restated Shareholders Agreement, and under the SAIF Purchase Agreement and under the China Capital SPIA, provided, however, that the Capital Shareholders will only transfer Shares to reputable purchasers. For the avoidance of doubt, any restrictions on transfer applicable to a Capital Shareholder under this Article 12.5 do not apply to any transfer to an Affiliate or general partner of a Capital Shareholder or to any transfer by a Capital Shareholder at any time on or following a Qualified IPO.

(9)	Huarong Drag

(a)	If (x) at any time after the occurrence of a Material Breach or (y) a Qualified IPO has not occurred prior to 16 November 2009, and the Capital Shareholders propose to sell all of the Equity Securities then held by the Capital Shareholders (together with their Affiliates) to any Person that is unrelated to the Capital Shareholders, then the Capital Shareholders may require the participation of the holders of Class B Restricted Shares (each, a “Class B Dragged Party”) in such sale with respect to the Class B Restricted Shares, and in the case of a Top-Up Event, holders of the Class C Restricted Shares (each, a “Class C Dragged Party”) with respect to Class C Restricted Shares, in the manner set forth in this Article 12.5(9); provided that, in the case of a Top-Up Event, the actual number of Class C Restricted Shares subject to participation under this Article 12.5(9) shall equal such number of Class C Restricted Shares which together with all other Available Drag Shares represents 50.4% of the issued Ordinary Shares (on as converted basis) immediately prior to such sale under this Article 12.5(9). Holders of Class C Restricted Shares shall ratably participate in a sale under this Article 12.5(9). For purposes of this Article 12.5(9), a “Top-Up Event” shall have occurred if due to an issuance of Ordinary Share Equivalents under a Share Option Plan or any other issuance of Ordinary Share Equivalents that does not constitute New Securities, the number of Available Drag Shares represents less than 50.4% of the issued Ordinary Shares (on an as converted basis). Following the completion of a sale under this Article 12.5(9), any Class C Restricted Shares that are not required to be sold in such sale shall no longer be deemed to constitute Class C Restricted Shares.

China Digital TV Holding Co., Ltd.

(b)	The Capital Shareholders shall provide each Class B Dragged Party and each Class C Dragged Party with notice of its intention to exercise its right under this Article 12.5(9) at least 90 days prior to the proposed closing thereof (the “H Pre-Drag Notice”). The Capital Shareholders shall exercise their rights pursuant to this Article 12.5(9) by delivering to each Class B Dragged Party and each Class C Dragged Party, as the case may be, a written notice of such proposed sale no later than 30 days prior to the proposed closing thereof. Such notice shall make reference to the obligation of each Class B Dragged Party and each Class C Dragged Party, as the case may be, hereunder and shall describe in reasonable detail: (i) the number of Ordinary Share Equivalents to be sold by the Capital Shareholders, (ii) the Person to whom such Ordinary Share Equivalents are proposed to be sold, (iii) the terms and conditions of the sale, including the consideration to be paid, and (iv) the proposed date, time and location of the closing of the sale.

(c)	Each Class B Dragged Party and each Class C Dragged Party, as the case may be, shall sell in a sale subject to this Article 12.5(9), on substantially similar and material terms and conditions as the Capital Shareholders, all, but not less than all, of the Class B Restricted Shares and Class C Restricted Shares (subject to the proviso in Article 12.5(9)(a) above), as the case may be, then held by each Class B Dragged Party and each Class C Dragged Party, as the case may be.

(d)	Each Class B Dragged Party and each Class C Dragged Party, as the case may be, and the Capital Shareholders shall fully cooperate with each other and shall take all necessary actions to effectuate any sale of Ordinary Share Equivalents (and equity interests in Novel DTV) described in this Article 12.5(9), including without limitation selecting and appointing in a timely manner a financial advisor as described in Article 12.5(e) and entering into agreements and delivering certificates and instruments, all consistent with agreements being entered into and certificates and instruments being delivered by the Capital Shareholders.

(e)

At the request of each Class B Dragged Party and each Class C Dragged Party, as the case may be, within 10 days following delivery of an H Pre-Drag Notice, the Capital Shareholders and Dongguan Huarong BVI shall

China Digital TV Holding Co., Ltd.

(together with, at the election of the Capital Shareholders, any other Person participating in the same sale contemplated under this Article 12.5(9)) jointly appoint an investment bank or financial advisory firm of international reputation to act as a financial advisor for, and as coordinator of, a sale under this Article 12.5(9), which investment bank or advisory firm shall be Morgan Stanley, Goldman Sachs & Co., JP Morgan Chase, Credit Suisse (or any such successor to any of the foregoing) or such other investment bank or financial advisory firm of international reputation acceptable to Dongguan Huarong BVI and the Capital Shareholders. If Dongguan Huarong BVI requests the appointment of an investment bank or financial advisor pursuant to this Article 12.5(9)(e), such investment bank or financial advisor shall determine a minimum fair market price per share and other important terms and conditions for the sale of the Ordinary Share Equivalents to be sold pursuant to this Article 12.5(9) taking into account, among other considerations, the condition of the Company and the Subsidiaries and their businesses at the time of such sale and that less than a 100% interest in the Company will be sold to a purchaser pursuant to this Article 12.5(9) (the “Fair Sale Terms”). The Capital Shareholders agree not to require the participation of Dongguan Huarong BVI under this Article 12.5(9) on terms and conditions less favorable than the Fair Sale Terms.

(f)	The Capital Shareholders and each Class B Dragged Party and each Class C Dragged Party, as the case may be, shall receive the same per share consideration in a sale of Ordinary Share Equivalents (including any amount received for equity interests in the Domestic Company) subject to this Article 12.5(9) after deduction of such Capital Shareholder’s or proportionate share of the related expenses of each Class B Dragged Party and each Class C Dragged Party, as the case may be.

(g)	For purposes of this Article 12.5(9), a “Material Breach” shall mean any material breach by (i) Dongguan Huarong BVI of a representation and warranty under Sections 1.4, 1.5(b), 1.6(b), 1.8(b), 1.1l(b) or 1.13 of Schedule 2.1 of the China Capital SPIA, (ii) a Seller Party (as defined in the China Capital SPIA) of a representation and warranty contained in Section 2.l(b) or (iii) a covenant or obligation of a Seller Party (as defined in the China Capital SPIA) contained in Sections 3.1, 3.3 or 3.4 or Article IV of the China Capital SPIA.

China Digital TV Holding Co., Ltd.

(10)	SAIF/Capital Drag

(a)	If a Qualified IPO has not occurred prior to 16 November 2009, and SAIF or both Capital Shareholders (selling together) proposes to sell all, but not less than all, of its then held Class A Restricted Shares or Class D Restricted Shares, as the case may be, subject to the conditions in Article 12.5(10)(e), (i) the Capital Shareholders may require the participation of the holders of Class A Restricted Shares (each, a “Class A Dragged Party”) in such sale with respect to the Class A Restricted Shares and (ii) SAIF may require the participation of the holders of Class D Restricted Shares (each, a “Class D Dragged Party”) in such sale with respect to the Class A Restricted Shares and (ii) SAIF may require the participation of the Capital Shareholders in such sale with respect to the Class D Restricted Shares, in each case in the manner set forth in this Article 12.5(10). The party (or parties in the case of the Capital Shareholders) requiring the participation of another party in a sale under this Article 12.5(10) shall he referred to as the “Drag Initiating Party”, and a Class A Dragged Party and a Class D Dragged Party, as the case may be, shall hereinafter be referred as a “Dragged Party.

(b)	The Drag Initiating Party shall provide the Dragged Party with notice of its intention to exercise its right under this Article 12.5(10) at least 90 days prior to the proposed closing thereof (the “Pre-Drag Notice”) and in any event prior to the Drag Initiating Party entering into a term sheet with a prospective purchaser that contains an exclusivity obligation. The Drag Initiating Party shall exercise its right pursuant to this Article 12.5(10) by delivering to the Dragged Party a written notice of such proposed sale no later than 30 days prior to the proposed closing thereof. Such notice shall make reference to the Dragged Party’s obligations hereunder and shall describe in reasonable detail: (i) the number of Ordinary Share Equivalents to be sold by the Drag Initiating Party, (ii) the Person to whom such Ordinary Share Equivalents are proposed to be sold, (iii) the terms and conditions of the sale, including the consideration to be paid, and (iv) the proposed date, time and location of the closing of the sale.

(c)

The Dragged Party shall sell in a sale subject to this Article 12.5(10), on substantially and materially similar terms and conditions as the Drag Initiating Party, a number of the Class A Restricted Shares or Class D Restricted Shares, as the case may be, equal to the number of Class A Restricted Shares or Class D Restricted Shares, as the case may be, being sold by the Drag Initiating Party (together with the Dragged Party’s (or its

China Digital TV Holding Co., Ltd.

Affiliates’) proportionate equity interest in Novel DTV). In the event that the Capital Shareholders or SAIF is a Dragged Party and holding less Class A Restricted Shares or Class D Restricted shares, as the case may be, than the number of Class A Restricted Shares or Class D Restricted Shares, as the case may be, being sold by the Drag Initiating Party, then all of SAIF’s or the Capital Shareholders’ Class A Restricted Shares or Class D Restricted Shares, as the case may be, shall be sold in such sale, and thereafter, the remaining Class A Restricted Shares or Class D Restricted Shares, as the case may be, subject to such sale shall be contributed ratably by all other holders of Class A Restricted Shares or Class D Restricted Shares, as the case may be, in proportion to the number of Class A Restricted Shares or Class D Restricted Shares, as the case may be, held by each of them.

(d)	The Drag Initiating Party and the Dragged Party shall fully cooperate with each other and shall take all necessary actions to effectuate any sale of Ordinary Share Equivalents (and equity interests in Novel DTV) described in this Article 12.5(10)A, including without limitation selecting and appointing in a timely manner a sell-side financial advisor as described in Article 12.5(10)(e) and entering into agreements and delivering certificates and instruments, all consistent with agreements being entered into and certificates and instruments being delivered by the Drag Initiating Party.

(e)

The Dragged Party’s obligation to participate in a sale under this Article 12.5(10) shall be subject to the fulfilment of the following conditions: (i) the price per Ordinary Share (on an as converted basis) shall be no less than US$10.43 (subject to adjustment for share splits, share dividends, combinations and other events affecting share capital) (which condition shall only apply if the Dragged Party holds (together with Affiliates) at least 6,000,000 Ordinary Shares (on an as converted basis and as adjusted for share splits, share dividends, combinations and other events affecting the share capital) immediately prior to the sale under this Article 12.56(10)); provided that the condition in this Article 12.5(10)(e)(i) shall not apply following 16 November 2011; (ii) the Drag Initiating Party shall hold (together with its Affiliates) at least 6,000,000 Ordinary Shares (on an as converted basis and as adjusted for share splits, dividends, combinations and other events affecting the share capital) immediately prior to the sale under this Article 12.5(10); (iii) if requested by the Dragged Party within 10 days following delivery of a Pre-Drag Notice, the Drag Initiating Party and SAIF or the Capital

China Digital TV Holding Co., Ltd.

Shareholders, as the case may be, shall (together with, at the election of the Capital Shareholders, any other Persons participating in the same sale contemplated under this Article 12.5(10)) have jointly appointed an investment bank or financial advisory firm of international reputation to act as a sell-side financial advisor for, and as coordinator of, a sale under this Article 12.5(10); which investment bank or advisory firm shall be Morgan Stanley, Goldman Sachs & Co., JP Morgan Chase, Credit Suisse (or any such successor to any of the foregoing) or such other investment bank or financial advisory firm of international reputation reasonably acceptable to SAIF and the Capital Shareholders; (iv) the sale under this Article 12.5(10) must be an arm’s length transaction; (v) SAIF or the Capital Shareholders, in its capacity as a Dragged Party shall be provided with an opportunity to sell all of its interests in the Company in such sale on substantially similar terms as the Drag Initiating Party and (vi) Article 12.5(10)(b) shall have been fully complied with by the relevant parties.

(f)	A transferee of Class A Restricted Shares and Class D Restricted Shares (other than a Permitted Transferee who shall be deemed to be SAIF or the Capital Shareholders, as the case may be, for all purposes of this Article 12.5(10)) shall have the right of and be subject to all obligations of its transferor under this Article 12.5(10) with respect to such Class A Restricted Shares and such Class D Restricted Shares, as the case may be; provided, that (i) if the transferee subsequently becomes a Dragged Party, the minimum per share price condition contained in clause (i) of Article 12.5(10)(e) applicable to such transferee shall be deemed to be the lessor of (x) US$4.17 and (y) the transferee’s weighted average purchase price per Ordinary Share (on an as converted basis) (in each case, as adjusted for share splits, share dividends, combinations and other events affecting share capital) and (ii) such transferee shall only have any other rights of its transferor under this Article 12.5(10), including but not limited to, the right to require the participation of another party (and, thus, be deemed a Drag Initiating Party), if such transferee has acquired all, but not less than all, of the Class A Restricted Shares or Class D Restricted Shares, as the case may be.

(g)	The Drag Initiating Party and the Dragged Party shall receive the same per share consideration in a sale of Ordinary Share Equivalents (including any amount received for equity interests in the Domestic Company (as defined in the China Capital SPIA) subject to this Article 12.5(10) after deduction of their proportionate share of the related expenses.

China Digital TV Holding Co., Ltd.

(h)	If SAIF is the Drag Initiating Party, the Capital Shareholders agree that, at the request of SAIF, the Capital Shareholders will exercise their right to cause Dongguan Huarong BVI and all other holders of Class B Restricted Shares and Class C Restricted Shares to participate in the sale contemplated under this Article 12.5(10) with respect to an aggregate number of shares of Ordinary Shares equal to the lessor of (x) the maximum number of Ordinary Shares that the Capital Shareholders have the right to require Dongguan Huarong BVI together with all other holders of Class B Restricted Shares and Class C Restricted Shares to sell under the Amended and Restated Shareholders Agreement, or (y) the number of Class A Restricted Shares being sold by SAIF (on an as converted basis).

(11)	Consent to Transfers by Holders of Class B Restricted Shares and Class C Restricted Shares.

Notwithstanding any other provision of these Articles, SAIF (and any other Investors) hereby consents to the transfer by holders of Class B Restricted Shares and Class C Restricted Shares if the Capital Shareholders require the participation of holders of Class B Restricted Shares and Class C Restricted Shares in a transfer contemplated under Article 12.5(9); provided that, (i) any purchaser in a sale under Article 12.5(9) shall be internationally reputable or a reputable and publicly listed entity within China if such purchaser is a domestic Chinese entity, (ii) SAIF shall be provided with an opportunity to sell all of its interests in the Company in such sale under Article 12.5(9) on substantially similar terms and (iii) the purchaser under a sale under Article 12.5(9) shall accede to the Amended and Restated Shareholders Agreement and these Articles of Association and the Memorandum.

13.	Transmission of Registered Shares

13.1	In the case of the death of a Member, the survivor or survivors where the deceased Member was a joint holder, and the legal personal representatives of the deceased Member where the deceased Member was a sole holder, shall be the only persons recognised by the Company as having any title to the deceased Member’s interest in the shares. Nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by such deceased Member with other persons. Subject to the provisions of Section 39 of the Law, for the purpose of this Article, legal personal representative means the executor or administrator of a deceased Member or such other person as the Board may, in its absolute discretion, decide as being properly authorised to deal with the shares of a deceased Member.

China Digital TV Holding Co., Ltd.

13.2	Any person becoming entitled to a share in consequence of the death or bankruptcy of any Member may be registered as a Member upon such evidence as the Board may deem sufficient or may elect to nominate some person to be registered as a transferee of such share, and in such case the person becoming entitled shall execute in favour of such nominee an instrument of transfer in writing in the form, or as near thereto as circumstances admit, of the following:

Transfer by a Person Becoming Entitled on Death/Bankruptcy of a Member

• (the “Company”)

I/We, having become entitled in consequence of the [death/bankruptcy] of [name and address of deceased Member] to [number] share(s) standing in the Register of Members of the Company in the name of the said [name of deceased/bankrupt Member] instead of being registered myself/ourselves, elect to have [name of transferee] (the “Transferee”) registered as a transferee of such share(s) and I/we do hereby accordingly transfer the said share(s) to the Transferee to hold the same unto the Transferee, his or her executors, administrators and assigns, subject to the conditions on which the same were held at the time of the execution hereof; and the Transferee does hereby agree to take the said share(s) subject to the same conditions.

DATED this [ ] day of [ ], 200[ ]

Signed by:	In the presence of:

Transferor	Witness

Transferee	Witness

13.3	On the presentation of the foregoing materials to the Board, accompanied by such evidence as the Board may require to prove the title of the transferor, the transferee shall be registered as a Member. Notwithstanding the foregoing, the Board shall, in any case, have the same right to decline or suspend registration as it would have had in the case of a transfer of the share by that Member before such Member’s death or bankruptcy, as the case may be.

13.4	Where two or more persons are registered as joint holders of a share or shares, then in the event of the death of any joint holder or holders the remaining joint holder or holders shall be absolutely entitled to the said share or shares and the Company shall recognise no claim in respect of the estate of any joint holder except in the case of the last survivor of such joint holders.

China Digital TV Holding Co., Ltd.

ALTERATION OF SHARE CAPITAL

14.	Power to Alter Capital

14.1	Subject to the Law and the rights of certain Shareholders as contained in the Memorandum of Association and these Articles, the Company may from time to time by ordinary resolution alter the conditions of its Memorandum of Association to increase its share capital by new shares of such amount as it thinks expedient or, if the Company has shares without par value, increase its share capital by such number of shares without nominal or par value, or increase the aggregate consideration for which its shares may be issued, as it thinks expedient.

14.2	Subject to the Law and the rights of certain Shareholders as contained in the Memorandum of Association and these Articles, the Company may from time to time by ordinary resolution alter the conditions of its Memorandum of Association to:

(a)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(b)	subdivide its shares or any of them into shares of an amount smaller than that fixed by the Memorandum of Association; or

(c)	cancel shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled or, in the case of shares without par value, diminish the number of shares into which its capital is divided.

14.3	For the avoidance of doubt it is declared that Articles 14.2(a) and (b) above do not apply if at any time the shares of the Company have no par value.

14.4	Subject to the Law and the rights of certain Shareholders as contained in the Memorandum of Association and these Articles, the Company may from time to time by special resolution reduce its share capital in any way or, subject to Article 74, alter any conditions of its Memorandum of Association relating to share capital.

15.	Variation of Rights Attaching to Shares

If, at any time, the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may only, whether or not the Company is being wound-up, be varied with the consent in writing of the holders of three-fourths of the issued shares of that class or with the sanction of a resolution passed by a vote of the holders of a majority of the issued shares of that class cast at a separate general meeting of the holders of the shares of the class at a duly constituted meeting of the issued shares of the class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

China Digital TV Holding Co., Ltd.

DIVIDENDS AND CAPITALISATION

16.	Dividends

16.1	The Board may, subject to the rights of certain Shareholders as contained in the Memorandum of Association and these Articles and any direction of the Company in general meeting, declare a dividend to be paid to the Members, in proportion to the number of shares held by them, and such dividend may be paid in cash or wholly or partly in specie in which case the Board may fix the value for distribution in specie of any assets. No unpaid dividend shall bear interest as against the Company.

16.2	Dividends may be declared and paid out of profits of the Company, realised or unrealised, or from any reserve set aside from profits which the Directors determine is no longer needed, or not in the same amount. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorised for this purpose in accordance with the Law.

16.3	With the sanction of an ordinary resolution of the Company, the Directors may determine that a dividend shall be paid wholly or partly by the distribution of specific assets (which may consist of the shares or securities of any other company) and may settle all questions concerning such distribution. Without limiting the foregoing generality, the Directors may fix the value of such specific assets, may determine that cash payments shall be made to some Members in lieu of specific assets and may vest any such specific assets in trustees on such terms as the Directors think fit.

16.4	The Company may pay dividends in proportion to the amount paid up on each share where a larger amount is paid up on some shares than on others.

16.5	The Board may declare and make such other distributions (in cash or in specie) to the Members as may be lawfully made out of the assets of the Company. No unpaid distribution shall bear interest as against the Company.

16.6	The Board may fix any date as the record date for determining the Members entitled to receive any dividend or other distribution, but, unless so fixed, the record date shall be the date of the Directors’ resolution declaring same.

17.	Power to Set Aside Profits

17.1

The Board may, before declaring a dividend, set aside out of the surplus or profits of the Company, such sum as it thinks proper as a reserve to be used to meet contingencies or for equalising dividends or for any other purpose. Pending

China Digital TV Holding Co., Ltd.

application, such sums may be employed in the business of the Company or invested, and need not be kept separate from other assets of the Company. The Directors may also, without placing the same to reserve, carry forward any profit which they decide not to distribute.

17.2	Subject to any direction from the Company in general meeting, the Directors may on behalf of the Company exercise all the powers and options conferred on the Company by the Law in regard to the Company’s share premium account.

18.	Method of Payment

18.1	Any dividend, interest, or other monies payable in cash in respect of the shares may be paid by cheque or draft sent through the post directed to the Member at such Member’s address in the Register of Members, or to such person and to such address as the holder may in writing direct.

18.2	In the case of joint holders of shares, any dividend, interest or other monies payable in cash in respect of shares may be paid by cheque or draft sent through the post directed to the address of the holder first named in the Register of Members, or to such person and to such address as the joint holders may in writing direct. If two or more persons are registered as joint holders of any shares any one can give an effectual receipt for any dividend paid in respect of such shares.

18.3	The Board may deduct from the dividends or distributions payable to any Member all monies due from such Member to the Company on account of calls or otherwise.

19.	Capitalisation

19.1	The Board may resolve to capitalise any sum for the time being standing to the credit of any of the Company’s share premium or other reserve accounts or to the credit of the profit and loss account or otherwise available for distribution by applying such sum in paying up unissued shares to be allotted as fully paid bonus shares pro rata to the Members.

19.2	The Board may resolve to capitalise any sum for the time being standing to the credit of a reserve account or sums otherwise available for dividend or distribution by applying such amounts in paying up in full partly paid or nil paid shares of those Members who would have been entitled to such sums if they were distributed by way of dividend or distribution.

China Digital TV Holding Co., Ltd.

MEETINGS OF MEMBERS

20.	Annual General Meetings

The Company may in each year hold a general meeting as its annual general meeting. The annual general meeting of the Company may be held at such time and place as the Chairman or any two Directors or any Director and the Secretary or the Board shall appoint.

21.	Extraordinary General Meetings

21.1	General meetings other than annual general meetings shall be called extraordinary general meetings.

21.2	The Chairman or any two Directors or any Director and the Secretary or the Board may convene an extraordinary general meeting of the Company whenever in their judgment such a meeting is necessary.

22.	Requisitioned General Meetings

22.1	The Board shall, on the requisition of Members holding at the date of the deposit of the requisition not less than one-tenth of such of the paid-up share capital of the Company as at the date of the deposit carries the right to vote at general meetings of the Company, forthwith proceed to convene an extraordinary general meeting of the Company. To be effective the requisition shall state the objects of the meeting, shall be in writing, signed by the requisitionists, and shall be deposited at the Registered Office. The requisition may consist of several documents in like form each signed by one or more requisitionists.

22.2	If the Directors do not within twenty-one days from the date of the requisition duly proceed to call an extraordinary general meeting, the requisitionists, or any of them representing more than one half of the total voting rights of all of them, may themselves convene an extraordinary general meeting; but any meeting so called shall not be held more than ninety days after the requisition. An extraordinary general meeting called by requisitionists shall be called in the same manner, as nearly as possible, as that in which general meetings are to be called by the Directors.

23.	Notice

23.1	At least fifteen days’ notice of an annual general meeting shall be given to each Member entitled to attend and vote thereat, stating the date, place and time at which the meeting is to be held and if different, the record date for determining Members entitled to attend and vote at the general meeting, and, as far as practicable, the other business to be conducted at the meeting.

China Digital TV Holding Co., Ltd.

23.2	At least fifteen days’ notice of an extraordinary general meeting shall be given to each Member entitled to attend and vote thereat, stating the date, place and time at which the meeting is to be held and the general nature of the business to be considered at the meeting.

23.3	The Board may fix any date as the record date for determining the Members entitled to receive notice of and to vote at any general meeting of the Company but, unless so fixed, as regards the entitlement to receive notice of a meeting or notice of any other matter, the record date shall be the date of despatch of the notice and, as regards the entitlement to vote at a meeting, and any adjournment thereof, the record date shall be the date of the original meeting.

23.4	A general meeting of the Company shall, notwithstanding that it is called on shorter notice than that specified in these Articles, be deemed to have been properly called if it is so agreed by (i) all the Members entitled to attend and vote thereat in the case of an annual general meeting; and (ii) in the case of an extraordinary general meeting, by seventy-five percent of the Members entitled to attend and vote thereat.

23.5	The accidental omission to give notice of a general meeting to, or the non-receipt of a notice of a general meeting by, any person entitled to receive notice shall not invalidate the proceedings at that meeting.

24.	Giving Notice

24.1	A notice may be given by the Company to any Member either by delivering it to such Member in person or by sending it to such Member’s address in the Register of Members or to such other address given for the purpose. For the purposes of this Article, a notice may be sent by letter mail, courier service, cable, telex, telecopier, facsimile, electronic mail or other mode of representing words in a legible form.

24.2	Any notice required to be given to a Member shall, with respect to any shares held jointly by two or more persons, be given to whichever of such persons is named first in the Register of Members and notice so given shall be sufficient notice to all the holders of such shares.

24.3	Any notice shall be deemed to have been served at the time when the same would be delivered in the ordinary course of transmission and, in proving such service, it shall be sufficient to prove that the notice was properly addressed and prepaid, if posted, and the time when it was posted, delivered to the courier or to the cable company or transmitted by telex, facsimile, electronic mail, or such other method as the case may be.

China Digital TV Holding Co., Ltd.

25.	Postponement of General Meeting

The Board may postpone any general meeting called in accordance with the provisions of these Articles provided that notice of postponement is given to each Member before the time for such meeting. Fresh notice of the date, time and place for the postponed meeting shall be given to each member in accordance with the provisions of these Articles.

26.	Participating in Meetings by Telephone

Members may participate in any general meeting by means of such telephone, electronic or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

27.	Quorum at General Meetings

27.1	At any general meeting of the Company two or more persons present in person and representing in person or by proxy in excess of 50% of the votes of the total issued voting shares in the Company throughout the meeting shall form a quorum for the transaction of business, provided that if the Company shall at any time have only one Member, one Member present in person or by proxy shall form a quorum for the transaction of business at any general meeting of the Company held during such time.

27.2	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the same day one week later, at the same time and place or to such other day, time or place as the Board may determine.

28.	Chairman to Preside

Unless otherwise agreed by a majority of those attending and entitled to vote thereat, the Chairman, if there be one, shall act as chairman at all meetings of the Members at which such person is present. In his absence a chairman shall be appointed or elected by those present at the meeting and entitled to vote.

29.	Voting on Resolutions

29.1	Subject to the provisions of the Law and these Articles, any question proposed for the consideration of the Members at any general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with the provisions of these Articles and in the case of an equality of votes the resolution shall fail.

29.2	No Member shall be entitled to vote at a general meeting unless such Member has paid all the calls on all shares held by such Member.

China Digital TV Holding Co., Ltd.

29.3	At any general meeting a resolution put to the vote of the meeting shall, in the first instance, be voted upon by a show of hands and, subject to any rights or restrictions for the time being lawfully attached to any class of shares and subject to the provisions of these Articles, every Member present in person and every person holding a valid proxy at such meeting shall be entitled to one vote and shall cast such vote by raising his hand.

29.4	At any general meeting if an amendment shall be proposed to any resolution under consideration and the chairman of the meeting shall rule on whether the proposed amendment is out of order, the proceedings on the substantive resolution shall not be invalidated by any error in such ruling.

29.5	At any general meeting a declaration by the chairman of the meeting that a question proposed for consideration has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in a book containing the minutes of the proceedings of the Company shall, subject to the provisions of these Articles, be conclusive evidence of that fact.

30.	Power to Demand a Vote on a Poll

30.1	Notwithstanding the foregoing, a poll may be demanded by the Chairman or at least one Member.

30.2	Where a poll is demanded, subject to any rights or restrictions for the time being lawfully attached to any class of shares, every person present at such meeting shall have one vote for each share of which such person is the holder or for which such person holds a proxy and such vote shall be counted by ballot as described herein, or in the case of a general meeting at which one or more Members are present by telephone, in such manner as the chairman of the meeting may direct and the result of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded and shall replace any previous resolution upon the same matter which has been the subject of a show of hands. A person entitled to more than one vote need not use all his votes or cast all the votes he uses in the same way.

30.3	A poll demanded for the purpose of electing a chairman of the meeting or on a question of adjournment shall be taken forthwith and a poll demanded on any other question shall be taken in such manner and at such time and place at such meeting as the chairman of the meeting may direct and any business other than that upon which a poll has been demanded may be proceeded with pending the taking of the poll.

30.4

Where a vote is taken by poll, each person present and entitled to vote shall be furnished with a ballot paper on which such person shall record his vote in such manner as shall be determined at the meeting having regard to the nature of the question on which the vote is taken, and each ballot paper shall be signed or initialled or otherwise marked so as to identify

China Digital TV Holding Co., Ltd.

the voter and the registered holder in the case of a proxy. At the conclusion of the poll, the ballot papers shall be examined and counted by a committee of not less than two Members or proxy holders appointed by the chairman for the purpose and the result of the poll shall be declared by the chairman.

31.	Voting by Joint Holders of Shares

In the case of joint holders, the vote of the senior who tenders a vote (whether in person or by proxy) shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

32.	Instrument of Proxy

32.1	An instrument appointing a proxy shall be in writing or transmitted by electronic mail in substantially the following form or such other form as the chairman of the meeting shall accept:

Proxy

• (the “Company”)

I/We, [insert names here], being a Member of the Company with [number] shares, HEREBY APPOINT [name] of [address] or failing him, [name] of [address] to be my/our proxy to vote for me/us at the meeting of the Members held on the [ ] day of [ ], 200[ ] and at any adjournment thereof. (Any restrictions on voting to be inserted here.)

Signed this [    ] day of [            ], 200[    ]

Member(s)

32.2	The instrument of proxy shall be signed or, in the case of a transmission by electronic mail, electronically signed in a manner acceptable to the chairman, by the appointor or by the appointor’s attorney duly authorised in writing, or if the appointor is a corporation, either under its seal or signed or, in the case of a transmission by electronic mail, electronically signed in a manner acceptable to the chairman, by a duly authorised officer or attorney.

32.3	A member who is the holder of two or more shares may appoint more than one proxy to represent him and vote on his behalf.

32.4	The decision of the chairman of any general meeting as to the validity of any appointment of a proxy shall be final.

China Digital TV Holding Co., Ltd.

33.	Representation of Corporate Member

33.1	A corporation which is a Member may, by written instrument, authorise such person or persons as it thinks fit to act as its representative at any meeting of the Members and any person so authorised shall be entitled to exercise the same powers on behalf of the corporation which such person represents as that corporation could exercise if it were an individual Member, and that Member shall be deemed to be present in person at any such meeting attended by its authorised representative or representatives.

33.2	Notwithstanding the foregoing, the chairman of the meeting may accept such assurances as he thinks fit as to the right of any person to attend and vote at general meetings on behalf of a corporation which is a Member.

34.	Adjournment of General Meeting

The chairman of a general meeting may, with the consent of a majority in number of those present at any general meeting at which a quorum is present, and shall if so directed, adjourn the meeting. Unless the meeting is adjourned for more than 60 days fresh notice of the date, time and place for the resumption of the adjourned meeting shall be given to each Member entitled to attend and vote thereat, in accordance with the provisions of these Articles.

35.	Written Resolutions

35.1	Anything which may be done by resolution of the Company in general meeting or by resolution of a meeting of any class of the Members may, without a meeting and without any previous notice being required, be done by resolution in writing signed by, or in the case of a Member that is a corporation whether or not a company within the meaning of the Law, on behalf of, all the Members who at the date of the resolution would be entitled to attend the meeting and vote on the resolution.

35.2	A resolution in writing shall be signed by, or in the case of a Member that is a corporation whether or not a company within the meaning of the Law, on behalf of, all the Members, or all the Members of the relevant class thereof, in as many counterparts as may be necessary.

35.3	A resolution in writing made in accordance with this Article is as valid as if it had been passed by the Company in general meeting or by a meeting of the relevant class of Members, as the case may be, and any reference in any Article to a meeting at which a resolution is passed or to Members voting in favour of a resolution shall be construed accordingly.

35.4	A resolution in writing made in accordance with this Article shall constitute minutes for the purposes of the Law.

China Digital TV Holding Co., Ltd.

35.5	For the purposes of this Article, the date of the resolution is the date when the resolution is signed by, or in the case of a Member that is a corporation whether or not a company within the meaning of the Law, on behalf of, the last Member to sign and any reference in any Article to the date of passing of a resolution is, in relation to a resolution made in accordance with this Article, a reference to such date.

36.	Directors Attendance at General Meetings

The Directors of the Company shall be entitled to receive notice of, attend and be heard at any general meeting.

DIRECTORS AND OFFICERS

37.	Election of Directors

37.1	The Board shall be elected or appointed in writing in the first place by the subscribers to the Memorandum of Association or by a majority of them. There shall be no shareholding qualification for Directors unless prescribed by special resolution.

37.2	Subject to the rights of certain Shareholders as contained in the Memorandum of Association and these Articles, the Directors may from time to time appoint any person to be a Director, either to fill a casual vacancy or as an addition to the existing Directors, subject to any upper limit on the number of Directors prescribed pursuant to this Article.

37.3	Subject to the rights of certain Shareholders as contained in the Memorandum of Association and these Articles, the Company may from time to time by ordinary resolution appoint any person to be a Director.

38.	Number of Directors

(1)	The number of persons comprising the Board shall be five. At each meeting of the shareholders of the Company called for the purpose of electing the Board, each shareholder who is entitled to vote to shall vote all of its shares in the issued share capital of the Company, as follows:

SAIF shall be entitled to nominate, and to remove from office and replace, one person to act as a director of the Board if and for so long as it holds at least 10% of the SAIF Pre-Sale Shares determined on an as converted basis. The director of the Company nominated by SAIF pursuant to the foregoing provisions are herein referred to as the “SAIF Representative”. The SAIF Representative shall have the right to appoint alternates or proxies to attend any meeting of the Board and to vote on SAIF’s behalf on matters put before the Board.

China Digital TV Holding Co., Ltd.

(2)	CIPEF IV shall be entitled to nominate, and to remove from office and replace, one person to act as a director of the Board if and for so long as the Capital Shareholders in the aggregate hold at least 10% of the Ordinary Shares (assuming the conversion of all issued Series A Preferred Shares). The director of the Company nominated by CIPEF IV pursuant to the foregoing provisions is herein referred to as the “Capital Representative”. The Capital Representative shall have the right to appoint alternates or proxies to attend any meeting of the Board and to vote on CIPEF IV’s behalf on matters put before the Board.

(3)	Dongguan Huarong BVI shall be entitled to nominate, and to remove from office and replace, one person to act as a director of the Board if and for so long as the Dongguan Huarong BVI hold at least 10% of the Ordinary Shares (assuming the conversion of all issued Series A Preferred Shares). The director of the Company nominated by Dongguan Huarong BVI pursuant to the foregoing provisions is herein referred to as the “Dongguan Representative”. The Dongguan Representative shall have the right to appoint alternates or proxies to attend any meeting of the Board and to vote on Dongguan Huarong BVI’s behalf on matters put before the Board.

(4)	Each of Mr Zhu Jianhua and/or Mr Lu Zengxiang, or such other members of the Company’s management shall act as two directors of the Board.

(5)	The SAIF Representative, the Capital Representative, the Dongguan Representative, the Chairman of the Company and the Chief Executive Officer of the Company shall have the right to act as directors of the Board following a Qualified IPO in accordance with the applicable terms of their directorships.

39.	Term of Office of Directors

An appointment of a Director may be on terms that the Director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period; but no such term shall be implied in the absence of express provision.

40.	Alternate Directors

40.1	A director may, by giving written notification to the Company, nominate any other person (including another director) to be his alternate director for such period as may be specified therein, and may in like manner at any time terminate such appointment. An alternate is entitled to attend meetings in the absence of the director who appointed him and to vote or consent in place of the director.

(1)

SAIF Board Observer. (i) In addition to the foregoing, if and for so long as SAIF holds at least 10% of the Preferred Shares prior to the Qualified IPO, or if and for so long as SAIF holds at least 10% of the Ordinary Shares (assuming the conversion of all issued Series A Preferred Shares) after the Qualified IPO, the Company will permit a

China Digital TV Holding Co., Ltd.

representative of SAIF (the “SAIF Observer”) to attend all meetings of the Board and all committees thereof (whether in person, telephonic or other) in a non-voting, observer capacity and shall provide to the SAIF Observer, concurrently with the members of the Board, and in the same manner, notice of such meeting and a copy of all materials provided to such Board members.

(2)	Capital Board Observer. (i) In addition to the foregoing, if and for so long as the Capital Shareholders hold in the aggregate at least 10% of the Ordinary Shares (assuming the conversion of all issued Series A Preferred Shares), the Company will permit a representative of CIPEF IV (the “Capital Observer”) to attend all meetings of the Board and all committees thereof (whether in person, telephonic or other) in a non-voting, observer capacity and shall provide to the Capital Observer, concurrently with the members of the Board, and in the same manner, notice of such meeting and a copy of all materials provided to such Board members.

(3)	Expenses. The Company shall reimburse the SAIF Representative, the Dongguan Representative, the Capital Representative, the SAIF Observer and the Capital Observer for all expenses incurred by the SAIF Representative, the Dongguan Representative, the Capital Representative, the SAIF Observer and the Capital Observer in relation to activities of the board, including but not limited to expenses incurred to attend board meetings.

40.2	An Alternate Director shall be entitled to receive notices of meetings of the Directors and shall be entitled to attend and vote as a Director at any such meeting at which his appointor is not personally present and generally at such meeting to perform all the functions of his appointor as a Director; and for the purposes of the proceedings at such meeting these Articles shall apply as if he (instead of his appointor) were a Director, save that he may not himself appoint an Alternate Director or a proxy.

40.3	If an Alternate Director is himself a Director or attends a meeting of the Directors as the Alternate Director of more than one Director, his voting rights shall be cumulative.

40.4	Unless the Directors determine otherwise, an Alternate Director may also represent his appointor at meetings of any committee of the Directors on which his appointor serves; and the provisions of this Article shall apply equally to such committee meetings as to meetings of the Directors.

40.5	If so authorised by an express provision in his notice of appointment, an Alternate Director may join in a written resolution of the Directors adopted pursuant to these Articles and his signature of such resolution shall be as effective as the signature of his appointor.

China Digital TV Holding Co., Ltd.

40.6	Save as provided in these Articles an Alternate Director shall not, as such, have any power to act as a Director or to represent his appointor and shall not be deemed to be a Director for the purposes of these Articles.

40.7	A Director who is not present at a meeting of the Directors, and whose Alternate Director (if any) is not present at the meeting, may be represented at the meeting by a proxy duly appointed, in which event the presence and vote of the proxy shall be deemed to be that of the Director. All the provisions of these Articles regulating the appointment of proxies by Members shall apply equally to the appointment of proxies by Directors.

41.	Removal of Directors

Subject to the rights of certain Shareholders as contained in the Memorandum of Association and these Articles, the Company may from time to time by ordinary resolution remove any Director from office, whether or not appointing another in his stead.

42.	Vacancy in the Office of Director

The office of Director shall be vacated if the Director:

(a)	is removed from office pursuant to these Articles;

(b)	dies or becomes bankrupt, or makes any arrangement or composition with his creditors generally;

(c)	is or becomes of unsound mind or an order for his detention is made under the Mental Health Law of the Cayman Islands or any analogous law of a jurisdiction outside the Cayman Islands, or dies; or

(d)	resigns his office by notice in writing to the Company.

43.	Remuneration of Directors

The remuneration (if any) of the Directors shall, subject to any direction that may be given by the Company in general meeting, and to the rights of certain Shareholders as contained in the Memorandum of Association and these Articles, be determined by the Directors as they may from time to time determine and shall be deemed to accrue from day to day. The Directors may also be paid all travel, hotel and other expenses properly incurred by them in attending and returning from the meetings of the Board, any committee appointed by the Board, general meetings of the Company, or in connection with the business of the Company or their duties as Directors generally.

China Digital TV Holding Co., Ltd.

44.	Defect in Appointment of Director

All acts done in good faith by the Board or by a committee of the Board or by any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

45.	Directors to Manage Business

The business of the Company shall be managed and conducted by the Board. In managing the business of the Company, the Board may exercise all such powers of the Company as are not, by the Law or by these Articles, required to be exercised by the Company in general meeting subject, nevertheless, to these Articles, the provisions of the Law and to such directions as may be prescribed by the Company in general meeting.

46.	Powers of the Board of Directors

Without limiting the generality of Article 45, the Board may:

(a)	appoint, suspend, or remove any manager, secretary, clerk, agent or employee of the Company and may fix their remuneration and determine their duties;

(b)	exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital, or any part thereof, and may issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or any third party;

(c)	appoint one or more Directors to the office of managing director or chief executive officer of the Company, who shall, subject to the control of the Board, supervise and administer all of the general business and affairs of the Company;

(d)	appoint a person to act as manager of the Company’s day-to-day business and may entrust to and confer upon such manager such powers and duties as it deems appropriate for the transaction or conduct of such business;

(e)

by power of attorney, appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Board, to be an attorney of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board) and for such period and subject to such conditions as it may think fit and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board may think fit and may also authorise any such

China Digital TV Holding Co., Ltd.

attorney to sub-delegate all or any of the powers, authorities and discretions so vested in the attorney. Such attorney may, if so authorised under the seal of the Company, execute any deed or instrument under such attorney’s person seal with the same effect as the affixation of the seal of the Company;

(f)	procure that the Company pays all expenses incurred in promoting and incorporating the Company;

(g)	delegate any of its powers (including the power to sub-delegate) to a committee of one or more persons appointed by the Board and every such committee shall conform to such directions as the Board shall impose on them. Subject to any directions or regulations made by the Directors for this purpose, the meetings and proceedings of any such committee shall be governed by the provisions of these Articles regulating the meetings and proceedings of the Board, including provisions for written resolutions;

(h)	delegate any of its powers (including the power to sub-delegate) to any person on such terms and in such manner as the Board sees fit;

(i)	present any petition and make any application in connection with the liquidation or reorganisation of the Company;

(j)	in connection with the issue of any share, pay such commission and brokerage as may be permitted by law; and

(k)	authorise any company, firm, person or body of persons to act on behalf of the Company for any specific purpose and in connection therewith to execute any agreement, document or instrument on behalf of the Company.

47.	Register of Directors and Officers

47.1	The Board shall cause to be kept in one or more books at the registered office of the Company a Register of Directors and Officers in accordance with the Law and shall enter therein the following particulars with respect to each Director and Officer:

(a)	first name and surname; and

(b)	address.

47.2	The Board shall, within the period of thirty days from the occurrence of:-

(a)	any change among its Directors and Officers; or

China Digital TV Holding Co., Ltd.

(b)	any change in the particulars contained in the Register of Directors and Officers,

cause to be entered on the Register of Directors and Officers the particulars of such change and the date on which such change occurred, and shall notify the Registrar of Companies of any such change that takes place.

48.	Officers

The Officers shall consist of a Secretary and such additional Officers as the Board may determine all of whom shall be deemed to be Officers for the purposes of these Articles.

49.	Appointment of Officers

The Secretary (and additional Officers, if any) shall be appointed by the Board from time to time.

50.	Duties of Officers

The Officers shall have such powers and perform such duties in the management, business and affairs of the Company as may be delegated to them by the Board from time to time.

51.	Remuneration of Officers

The Officers shall receive such remuneration as the Board may determine.

52.	Conflicts of Interest

52.1	Any Director, or any Director’s firm, partner or any company with whom any Director is associated, may act in any capacity for, be employed by or render services to the Company and such Director or such Director’s firm, partner or company shall be entitled to remuneration as if such Director were not a Director. Nothing herein contained shall authorise a Director or Director’s firm, partner or company to act as Auditor to the Company.

52.2	A Director who is directly or indirectly interested in a contract or proposed contract or arrangement with the Company shall declare the nature of such interest as required by law.

52.3	Following a declaration being made pursuant to this Article, and unless disqualified by the chairman of the relevant Board meeting, a Director may vote in respect of any contract or proposed contract or arrangement in which such Director is interested and may be counted in the quorum for such meeting.

China Digital TV Holding Co., Ltd.

53.	Indemnification and Exculpation of Directors and Officers

53.1	The Directors, Officers and Auditors of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and every former director, officer, auditor or trustee and their respective heirs, executors, administrators, and personal representatives (each of which persons being referred to in this Article as an “indemnified party”) shall be indemnified and secured harmless out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and no indemnified party shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, PROVIDED THAT this indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of the said persons. Each Member agrees to waive any claim or right of action such Member might have, whether individually or by or in the right of the Company, against any Director or Officer on account of any action taken by such Director or Officer, or the failure of such Director or Officer to take any action in the performance of his duties with or for the Company, PROVIDED THAT such waiver shall not extend to any matter in respect of any fraud or dishonesty which may attach to such Director or Officer.

53.2	The Company may purchase and maintain insurance for the benefit of any Director or Officer of the Company against any liability incurred by him in his capacity as a Director or Officer of the Company or indemnifying such Director or Officer in respect of any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the Director or Officer may be guilty in relation to the Company or any subsidiary thereof.

MEETINGS OF THE BOARD OF DIRECTORS

54.	Board Meetings

The Board shall meet at least once every three calendar months. A quorum for any meeting of the board shall consist of three directors, of which one director shall be a SAIF Representative, one director shall be a Dongguan Representative and one shall be a Capital Representative and one director shall be a Capital Representative. The attendance of the SAIF Observer and the Capital Observer shall not be counted towards the quorum of the Board. If a quorum is not present at a meeting of the Board in accordance with this Article, that meeting of the Board shall be adjourned to the same time and place five Business Days later,

China Digital TV Holding Co., Ltd.

provided however that notification of such adjourned Board meeting shall be duly provided to each director at least two days prior to such adjourned meeting. At such adjourned Board meeting, any three directors present shall constitute a quorum. Except for the business set forth in the notice of the original Board meeting, no other business shall be transacted at such adjourned Board meeting.

55.	Notice of Board Meetings

A Director may, and the Secretary on the requisition of a Director shall, at any time summon a meeting of the Board upon the giving of not less than 15 business days notice. Notice of a meeting of the Board shall be deemed to be duly given to a Director if it is given to such Director verbally (in person or by telephone) or otherwise communicated or sent to such Director by post, cable, telex, telecopier, facsimile, electronic mail or other mode of representing words in a legible form at such Director’s last known address or any other address given by such Director to the Company for this purpose.

56.	Participation in Meetings by Telephone

Directors may participate in any meeting of the Board by means of such telephone, electronic or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

57.	Quorum at Board Meetings

58.	Board to Continue in the Event of Vacancy

The Board may act notwithstanding any vacancy in its number.

59.	Chairman to Preside

Unless otherwise agreed by a majority of the Directors attending, the Chairman, if there be one, shall act as chairman at all meetings of the Board at which such person is present. In his absence a chairman shall be appointed or elected by the Directors present at the meeting.

60.	Written Resolutions

60.1	Anything which may be done by resolution of the Directors may, without a meeting and without any previous notice being required, be done by resolution in writing signed by, or in the case of a Director that is a corporation whether or not a company within the meaning of the Law, on behalf of, all the Directors.

60.2	A resolution in writing may be signed by, or in the case of a Director that is a corporation whether or not a company within the meaning of the Law, on behalf of, all the Directors in as many counterparts as may be necessary.

China Digital TV Holding Co., Ltd.

60.3	A resolution in writing made in accordance with this Article is as valid as if it had been passed by the Directors in a directors’ meeting, and any reference in any Article to a meeting at which a resolution is passed or to Directors voting in favour of a resolution shall be construed accordingly.

60.4	A resolution in writing made in accordance with this Article shall constitute minutes for the purposes of the Law.

60.5	For the purposes of this Article, the date of the resolution is the date when the resolution is signed by, or in the case of a Director that is a corporation whether or not a company within the meaning of the Law, on behalf of, the last Director to sign (or Alternate Director to sign if so authorised under Article 40.5), and any reference in any Article to the date of passing of a resolution is, in relation to a resolution made in accordance with this Article, a reference to such date.

61.	Validity of Prior Acts of the Board

No regulation or alteration to these Articles made by the Company in general meeting shall invalidate any prior act of the Board which would have been valid if that regulation or alteration had not been made.

CORPORATE RECORDS

62.	Minutes

The Board shall cause minutes to be duly entered in books provided for the purpose:

(a)	of all elections and appointments of Officers;

(b)	of the names of the Directors present at each meeting of the Board and of any committee appointed by the Board; and

(c)	of all resolutions and proceedings of general meetings of the Members, meetings of the Board, meetings of managers and meetings of committees appointed by the Board.

63.	Register of Mortgages and Charges

63.1	The Directors shall cause to be kept the Register of Mortgages and Charges required by the Law.

63.2	The Register of Mortgages and Charges shall be open to inspection in accordance with the Law, at the office of the Company on every business day in the Cayman Islands, subject to such reasonable restrictions as the Board may impose, so that not less than two hours in each such business day be allowed for inspection.

China Digital TV Holding Co., Ltd.

64.	Form and Use of Seal

64.1	The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors in that behalf; and, until otherwise determined by the Directors, the Seal shall be affixed in the presence of a Director or the Secretary or an assistant secretary or some other person authorised for this purpose by the Directors or the committee of Directors.

64.2	Notwithstanding the foregoing, the Seal may without further authority be affixed by way of authentication to any document required to be filed with the Registrar of Companies in the Cayman Islands, and may be so affixed by any Director, Secretary or assistant secretary of the Company or any other person or institution having authority to file the document as aforesaid.

64.3	The Company may have one or more duplicate Seals, as permitted by the Law; and, if the Directors think fit, a duplicate Seal may bear on its face of the name of the country, territory, district or place where it is to be issued.

ACCOUNTS

65.	Books of Account

65.1	The Board shall cause to be kept proper records of account with respect to all transactions of the Company and in particular with respect to:-

(a)	all sums of money received and expended by the Company and the matters in respect of which the receipt and expenditure relates;

(b)	all sales and purchases of goods by the Company; and

(c)	all assets and liabilities of the Company.

65.2	Such records of account shall be kept and proper hooks of account shall not be deemed to be kept with respect to the matters aforesaid if there are not kept, at such place as the Board thinks fit, such books as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

65.3	Financial Statements and Reports and Information and Inspection Rights

(1)

Financial Statements and Reports to Shareholders. As long as (x) any Investor holds at least 10% of the Preferred Shares and/or Ordinary Shares issued upon the conversion of such Preferred Shares or (y) the Capital Shareholders hold in the aggregate at least 10% of the Ordinary Shares (assuming the conversion of all issued Series A Preferred Shares), the Company shall deliver to each of such Investors and the Capital Shareholders, as the case may be, in English and in a form acceptable to such Person: (a) within 15 days after the end of each month, (i) an unaudited

China Digital TV Holding Co., Ltd.

consolidated monthly income statement, balance sheet, and cash flow statement of the Company Group, and (ii) monthly management review reports detailing certain operational performance indicators of the Company Group and comparing the financial results with the corresponding monthly budgets; (b) within 90 days after the end of each fiscal year of the Company Group, (i) an audited consolidated balance sheet of the Company Group as of the end of that year and audited consolidated statements of income, shareholders’ equity, and cash flow for that year, which year-end financial statements shall be in reasonable detail and shall be prepared in accordance with US GAAP (or IFRS with US GAAP reconciling adjustments) consistently applied and accompanied by an opinion of a Big-four Accounting Firm, and (ii) the annual management review reports detailing certain operational performance indicators of the Company Group and comparing the financial results with the corresponding annual budgets; (c) within 45 days after the end of each fiscal quarter, (i) an unaudited consolidated quarterly income statement, balance sheet and cash flow statement of the Company Group, and (ii) quarterly management review reports detailing certain operational performance indicators of the Company Group and comparing the financial results with the corresponding quarterly budgets; (d) within 15 days prior to the end of each fiscal quarter of the Company Group, the quarterly budget for the next quarter; (e) within 30 days prior to the end of each fiscal year of the Company Group, the annual budget of the Company Group for the next fiscal year; and (f) copies of all documents or other information sent by the Company Group to any shareholder of any member of the Company Group. The delivery obligations of the Company to Investors and Capital Shareholders under this Article shall continue to subsist following a Qualified IPO only to the extent that such obligation is in compliance with applicable laws and any applicable rules governing the listing of shares of the securities exchange on which the shares of the Company/Listco are listed.

(2)	Information and Inspection Rights.

(a)

For so long as (x) any Investor holds at least 10% of the Preferred Shares and/or Ordinary Shares issued upon the conversion of such Preferred Shares or (y) the Capital Shareholders hold in the aggregate at least 10% of the Ordinary Shares (assuming the conversion of all issued Series A Preferred Shares), such Persons shall have standard inspection rights of the facilities, records and books of the Company Group, including without limitation, discussing the business, operations and conditions of the Company Group with its directors, officers, employees, accountants, legal counsel and investment bankers. The above inspection rights granted to Investors and the Capital Shareholders under this Article shall continue to subsist following a Qualified IPO

China Digital TV Holding Co., Ltd.

only to the extent that such rights are in compliance with applicable laws and any applicable rules governing the listing of shares of the securities exchange on which the shares of the Company/Listco are listed.

(b)	Following a Qualified IPO, the Company shall deliver to each Investor and each Capital Shareholder copies of the Company Group’s Annual Reports to shareholders and quarterly and interim reports to shareholders and all other filings with any governmental agency, regulatory agency or any securities exchange promptly after such documents are filed only to the extent that such obligation is in compliance with applicable laws and any applicable rules governing the listing of shares of the securities exchange on which the shares of the Company/Listco are listed.

(c)	For so long as (x) any Investor holds at least 10% of the Preferred Shares and/or Ordinary Shares issued upon the conversion of such Preferred Shares or (y) the Capital Shareholders hold in the aggregate at least 10% of the Ordinary Shares (assuming the conversion of all issued Series A Preferred Shares), the Company shall deliver to the Investor and the Capital Shareholders, as the case may be, copies of any report filed by the Company Group with any relevant securities exchange and of any report that is reasonably expected to have a material impact on the ordinary business of any member of the Company Group filed with any regulatory authority or governmental agency. The obligation on the Company to deliver copies of reports to Investors and Capital Shareholders under this Article shall continue to subsist following a Qualified IPO only to the extent that such obligation is in compliance with applicable laws and any applicable rules governing the listing of shares of the securities exchange on which the shares of the Company/Listco are listed.

66.	Financial Year End

The financial year end of the Company shall be 31 December in each year but, subject to any direction of the Company in general meeting, the Board may from time to time prescribe some other period to be the financial year, provided that the Board may not without the sanction of an ordinary resolution prescribe or allow any financial year longer than eighteen months.

China Digital TV Holding Co., Ltd.

AUDITS

67.	Audit

Nothing in these Articles shall be construed as making it obligatory to appoint Auditors.

68.	Appointment of Auditors

68.1	The Company may in general meeting appoint Auditors to hold office for such period as the Members may determine.

68.2	Whenever there are no Auditors appointed as aforesaid the Directors may appoint Auditors to hold office for such period as the Directors may determine or earlier removal from office by the Company in general meeting.

68.3	The Auditor may be a Member but no Director, Officer or employee of the Company shall, during his continuance in office, be eligible to act as an Auditor of the Company.

69.	Remuneration of Auditors

Unless fixed by the Company in general meeting the remuneration of the Auditor shall be as determined by the Directors.

70.	Duties of Auditor

The Auditor shall make a report to the Members on the accounts examined by him and on every set of financial statements laid before the Company in general meeting, or circulated to Members, pursuant to this Article during the Auditor’s tenure of office.

71.	Access to Records

71.1	The Auditor shall at all reasonable times have access to the Company’s books, accounts and vouchers and shall be entitled to require from the Company’s Directors and Officers such information and explanations as the Auditor thinks necessary for the performance of the Auditor’s duties and, if the Auditor fails to obtain all the information and explanations which, to the best of his knowledge and belief, are necessary for the purposes of their audit, he shall state that fact in his report to the Members.

71.2	The Auditor shall be entitled to attend any general meeting at which any financial statements which have been examined or reported on by him are to be laid before the Company and to make any statement or explanation he may desire with respect to the financial statements.

China Digital TV Holding Co., Ltd.

VOLUNTARY WINDING-UP AND DISSOLUTION

72.	Winding-Up

72.1	Subject to the rights of certain Shareholders as contained in the Memorandum of Association and these Articles, the Company may be voluntarily wound-up by a special resolution of the Members.

72.2	If the Company shall be wound up the liquidator may, with the sanction of a special resolution, divide amongst the Members in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in the trustees upon such trusts for the benefit of the Members as the liquidator shall think fit, but so that no Member shall be compelled to accept any shares or other securities or assets whereon there is any liability.

CHANGES TO CONSTITUTION

73.	Changes to Articles

Subject to the Law and to the rights of certain Shareholders contained in the Memorandum of Association and these Articles, the Company may, by special resolution, alter or add to its Articles.

74.	Changes to the Memorandum of Association

Subject to the Law and to the rights of certain Shareholders contained in the Memorandum of Association and these Articles, the Company may from time to time by special resolution alter its Memorandum of Association with respect to any objects, powers or other matters specified therein.

75.	Discontinuance

The Board may exercise all the powers of the Company to transfer by way of continuation the Company to a named country or jurisdiction outside the Cayman Islands pursuant to the Law.